Form 10-K, Exhibit 13
period 1996-03-31
ANCHOR BANCORP WISCONSIN INC
filed 1996-06-26
CIK 885322

                1996 ANCHOR BANCORP WISCONSIN INC. ANNUAL REPORT

TABLE OF CONTENTS
- --------------------------------------------------------------------------------

Selected Financial Highlights  . . . . . . . . . . . . . . . . . . . . . . .2

President's Message . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Management's Discussion. . . . . . . . . . . . . . . . . . . . . . . . . . .6

Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . 20

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . 25

Corporate Information. . . . . . . . . . . . . . . . . . . . . . . . . . . 45

Board of Directors/Officers. . . . . . . . . . . . . . . . . . . . . . . . 46

Office/Subsidiary Locations. . . . . . . . . . . . . . . . . . . . . . . . 47

CORPORATE PROFILE
- ------------------------------------------------------------------------------

Anchor BanCorp Wisconsin Inc. (the "Corporation") was incorporated as a holding company on March 18, 1992, and went public July 15, 1992. Headquartered in Madison, Wisconsin, its wholly-owned bank subsidiary is AnchorBank, S.S.B. (the "Bank"). The $1.8 billion consumer-oriented bank is state chartered and is one of Wisconsin's largest thrifts.

Founded in 1919, the Bank blends an interest in the consumer and small business markets with the willingness to expand its numerous checking, savings and lending programs to meet customers' changing financial needs. With 33 full-service and three lending-only facilities, the Bank serves approximately 96,000 households in 26 Wisconsin cities located primarily in southern and western Wisconsin. The Bank has approximately 660 full- and part-time employees.

The Bank offers checking, savings, money market accounts, mortgages, home equity and other consumer loans, student loans, credit cards, annuities and related consumer financial services. The Bank also offers banking services to businesses, including checking accounts, lines of credit, secured loans and commercial real estate loans.

SELECTED FINANCIAL HIGHLIGHTS
- --------------------------------------------------------------------------------

                                         AT OR FOR YEAR ENDED MARCH 31,
                               -------------------------------------------------
                                                                         PERCENT
                                      1996 (1)         1995              CHANGE
                               -------------------------------------------------
                                 (Dollars In Thousands, Except Per Share Data)
- --------------------------------------------------------------------------------
OPERATING RESULTS:
Net interest income                  $   50,743        $   50,586          0.3%
Net income                               14,507            14,417          0.6
- --------------------------------------------------------------------------------
PER SHARE (2):
Earnings:
  Primary                            $     2.72        $     2.68          1.5%
  Fully diluted                            2.70              2.66          1.5
Book value                                24.00             21.96          9.3
Cash dividends paid                        0.32              0.23         39.1
- --------------------------------------------------------------------------------
FINANCIAL CONDITION:
Total assets                         $1,754,556        $1,510,917         16.1%
Loans receivable held for
  investment, net                     1,361,080         1,231,107         10.6
Mortgage-related securities             220,998           160,401         37.8
Deposits                              1,240,958         1,098,210         13.0
Borrowings                              371,482           280,100         32.6
Stockholders' equity                    118,402           111,187          6.5
Shares outstanding (2)                4,934,350         5,063,830         (2.6)
- --------------------------------------------------------------------------------
SIGNIFICANT RATIOS FOR THE YEAR (3):
Yield on earning assets                    7.87%             7.46%         5.5%
Cost of funds                              4.96              4.11         20.7
Interest rate spread                       2.91              3.35        (13.1)
Net interest margin                        3.18              3.60        (11.7)
Return on assets                           0.88              1.00        (12.0)
Return on equity                          12.13             13.45         (9.8)
Equity to assets                           7.24              7.41         (2.3)
Non-interest expenses to assets            2.24              2.28         (1.8)
- --------------------------------------------------------------------------------
SIGNIFICANT RATIOS AT YEAR END:
Net interest spread                        2.90%             3.00%        (3.3)%
Non-performing assets to total assets      0.59              0.69        (14.5)
Stockholders' equity to total assets       6.75              7.36         (8.3)



(1) Reflects the acquisition of American Equity BanCorp Inc. of Stevens Point, Wisconsin, in June, 1995 under the purchase method of accounting.
(2) Per share data and shares outstanding have been adjusted to reflect a 5-for-4 stock split distributed in October, 1995.
(3) Based on average daily balances.

PRESIDENT'S MESSAGE
- --------------------------------------------------------------------------------

I am pleased to report our Company's results for this past fiscal year. As you know, our goal was profitable growth. We reached that goal. Earnings set a record for the fourth year in a row and our total [photo omitted] assets grew 16.1%. We attained those results through a merger and growth in our consumer product lines. We expected to maintain our deposit base and we did. In addition, we once again experienced an increase in our core deposits. We are a growing financial institution serving an economically strong market through a system of well-positioned branches.

Now let's look at how we achieved our success.

[BAR GRAPH OMITTED]

FINANCIAL PERFORMANCE As you know, I pay close attention to increasing shareholder value. Our primary earnings per share increased from $2.68 last year to $2.72 as of March 31, 1996, adjusted for the 5-for-4 stock split distributed in October, 1995. The Board of Directors authorized the repurchase of outstanding shares from time to time to further increase shareholder value, book value increased from $21.96 to $24.00. The Board approved an increase in our dividend from $.08 to $.10 per share per quarter effective in May, 1996. This was the fourth increase since becoming a public company. Net income set another record, increasing from $14.4 million to $14.5 million for the year.

[BAR GRAPH OMITTED]

The Company's non-interest expenses to average assets ratio declined for the third straight year. This year it went from 2.28% to 2.24%.
As stockholders, your investment continues to grow. We consistently get positive feedback from many of the people who analyze our Company's stock. Our growth reflects the improved health of our industry and continued growth in the markets we serve.

[BAR GRAPH OMITTED]

- --------------------------------------------------------------------------------

[BAR GRAPH OMITTED]

SOLID GROWTH/QUALITY ASSETS AnchorBank is the market leader in both the dollar volume and the number of mortgages produced in Dane County, Wisconsin. Dane County is one of the fastest growing counties in Wisconsin and has had extremely low unemployment for the past five years. We grew 8.0% in mortgages while focusing on generating quality assets. We have been successful in our mission -- our non-performing assets to total assets ratio is .59%, down from .69% at March 31, 1995. Our consumer loans outstanding also showed continued strength. They grew 32.6% last fiscal year and 28.7% this fiscal year. We continue to solicit customers and potential customers via direct mail -- offering them a variety of ways to get the money they need when, where and how they want it.

MARKET STRATEGIES As intended, we strengthened our branch network this past year. We are very interested in maintaining our mix of urban, suburban and rural markets in central and southern Wisconsin where we can efficiently generate funds. In June, 1995, we expanded into the Stevens Point area via a merger with American Equity BanCorp. Almost immediately, we opened a second office in the Stevens Point area, in Plover's Econofoods grocery store. Those offices complement our other offices in central Wisconsin.

[BAR GRAPH OMITTED]

We continue, as well, to improve our presence in Dane County. We opened an office in Stoughton, Wisconsin, in June, 1995 to serve this fast-growing market. We combined two offices on Madison's west side in order to give us better efficiency and increase convenience for our customers.

- --------------------------------------------------------------------------------

TARGET HOUSEHOLDS We saw a significant increase in the number of households served this past year. New households were generated with the merger of American Equity as well as with checking and consumer loan promotions. We continue to target potential customers whose product needs meet our goal of improving our asset/liability mix. Our yield on earning assets improved from 7.46% to 7.87% during the year. On the liability side, we continue to focus on our goal of increasing core deposit accounts. The number of checking accounts grew 23% from 1995 to 1996.

LOOKING AHEAD What we are doing is working. We are focusing additional effort on higher margin lending activities, while continuing to generate quality assets. Our strength is "people-oriented" loans - mortgages, consumer loans and small business loans. Building strong customer relationships and providing outstanding customer service is key to increasing market share in our target consumer markets. We have the advantage of an extensive branch network in which we can promote both lending and retail savings products. Our objectives remain focused on safety and soundness, profitability and growth.

[BAR GRAPH OMITTED]

On behalf of the Board, management and staff at Anchor, we thank you for your continued trust and support.

Sincerely,


/S/ Douglas J. Timmerman
Douglas J. Timmerman
President

MANAGEMENT'S DISCUSSION

FIVE-YEAR SUMMARY
- --------------------------------------------------------------------------------

                                                                AT OR FOR YEAR ENDED MARCH 31,
                                          ---------------------------------------------------------------------
                                          1996(1)           1995           1994           1993           1992
                                          ---------------------------------------------------------------------
                                                            (In Thousands, Except Per Share Data)
Earnings per share (2):
Primary                                  $   2.72       $   2.68       $   2.32       $   1.72        $   N/A
Fully diluted                                2.70           2.66           2.32           1.70            N/A

Interest income                           125,721        104,884         97,306        105,088        116,093
Interest expense                           74,978         54,298         49,539         57,208         78,731
Net interest income                        50,743         50,586         47,767         47,880         37,362
Provision for loan losses                     475          1,580          4,348          7,415          7,765
Non-interest income                         9,259          7,508         11,106         11,560         10,111
Non-interest expenses                      37,061         33,033         32,788         34,221         30,821
Income taxes                                7,959          9,064          8,265          6,938          3,103
Net income                                 14,507         14,417         13,472         10,866          5,784

Total assets                            1,754,556      1,510,917      1,380,276      1,297,408      1,265,179
Investment securities                      32,837         23,632         20,781         13,833         13,918
Mortgage-related securities               220,998        160,401        187,710        238,465        184,489
Loans receivable held for
 investment, net                        1,361,080      1,231,107      1,066,945        939,194        925,014
Deposits                                1,240,958      1,098,210      1,065,741      1,062,903      1,149,738
Notes payable to FHLB                     316,869        274,500        186,750        111,000         41,000
Other borrowings                           54,613          5,600              -              -              -
Stockholders' equity                      118,402        111,187        105,137        101,987         52,351
Shares outstanding (2)                  4,934,350      5,063,830      5,394,269      5,937,500            N/A
Book value per share
 at end of period (2)                       24.00          21.96          19.49          17.18            N/A
Dividend payout ratio (2)                   11.76%          8.58%          8.19%          2.79%           N/A%

Yield on earning assets                      7.87           7.46           7.42           8.41           9.44
Cost of funds                                4.96           4.11           4.04           4.86           6.51
Interest rate spread                         2.91           3.35           3.38           3.55           2.93
Net interest margin                          3.18           3.60           3.64           3.83           3.04
Return on average assets                     0.88           1.00           1.00           0.84           0.45
Return on average equity                    12.13          13.45          12.89          12.29          11.52
Average equity to average assets             7.24           7.41           7.74           6.86           3.94

(1) In June, 1995, the Corporation acquired American Equity BanCorp Inc. ("American") of Stevens Point, Wisconsin, through an exchange of stock. This transaction was accounted for as a purchase, with the results of operations being included in the consolidated financial statements since the date of acquisition.
(2) As adjusted for a five-for-four stock split as of October 27, 1995.
    Per share data for fiscal 1992 are not applicable because the Corporation was not a public company until July 15, 1992.

MANAGEMENT'S DISCUSSION

QUARTERLY DATA
- --------------------------------------------------------------------------------


The following table sets forth the Corporation's unaudited quarterly income and expense data for the two years ended March 31, 1996.


                                 MARCH 31,    DEC. 31,    SEPT. 30,    JUNE 30,    MARCH 31,    DEC. 31,    SEPT. 30,   JUNE 30,
                                   1996         1995        1995       1995(1)      1995          1994        1994        1994
                                  ------------------------------------------------------------------------------------------------
                                                            (In Thousands, Except Per Share Data)
Interest income:
Loans                           $28,182      $27,296     $26,731      $25,227    $24,489       $23,879     $22,346     $21,235
Securities                        4,617        5,048       5,057        3,563      3,136         3,308       3,277       3,214
                                 ------------------------------------------------------------------------------------------------
  Total interest income          32,799       32,344      31,788       28,790     27,625        27,187      25,623      24,449

Interest expense:
Deposits                         14,526       14,674      13,853       12,297     11,243        10,123       9,863       9,709
Borrowings and other              5,270        4,881       5,142        4,335      4,014         3,979       2,998       2,369
                                 ------------------------------------------------------------------------------------------------
  Total interest expense         19,796       19,555      18,995       16,632     15,257        14,102      12,861      12,078
                                 ------------------------------------------------------------------------------------------------
  Net interest income            13,003       12,789      12,793       12,158     12,368        13,085      12,762      12,371
Provision for loan losses            --          150         150          175        403           449         377         351
                                 ------------------------------------------------------------------------------------------------
  Net interest income after
  provision for loan losses      13,003       12,639      12,643       11,983     11,965        12,636      12,385      12,020
Service charges on loans
  and deposits                    1,529        1,553       1,554        1,295      1,307         1,296       1,298       1,301
Net gain (loss) on sale of
  loans and securities              267          224         242          159         89          (109)         18        (128)
Other non-interest income           815          567         519          535        517           640         635         644
                                 ------------------------------------------------------------------------------------------------
  Total non-interest income       2,611        2,344       2,315        1,989      1,913         1,827       1,951       1,817
Compensation                      4,972        4,864       4,866        4,365      4,035         4,304       4,364       4,338
Other non-interest expenses       4,818        4,626       4,533        4,017      4,364         3,926       3,883       3,819
                                 ------------------------------------------------------------------------------------------------
  Total non-interest expenses     9,790        9,490       9,399        8,382      8,399         8,230       8,247       8,157
                                 ------------------------------------------------------------------------------------------------
  Income before income taxes      5,824        5,493       5,559        5,590      5,479         6,233       6,089       5,680
Income taxes                      2,063        1,947       1,968        1,981      2,088         2,387       2,351       2,238
                                 ------------------------------------------------------------------------------------------------
  Net income                    $ 3,761      $ 3,546     $ 3,591      $ 3,609    $ 3,391       $ 3,846     $ 3,738     $ 3,442
                                 ------------------------------------------------------------------------------------------------
                                 ------------------------------------------------------------------------------------------------
Earnings Per Share (2):
 Primary                        $  0.72      $  0.65     $  0.65      $  0.70    $  0.65       $  0.72     $  0.68     $  0.62
 Fully diluted                     0.72         0.65        0.65         0.70       0.65          0.72        0.68        0.62

(1) In June, 1995, the Corporation acquired American through an exchange of stock. This transaction was accounted for as a purchase, with the results of operations being included in the consolidated financial statements since the date of acquisition.
(2) Per share data for all periods have been adjusted to reflect the 5-for-4 stock split distributed in October, 1995.

MANAGEMENT'S DISCUSSION

RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------

COMPARISON OF YEARS ENDED MARCH 31, 1996 AND 1995
- --------------------------------------------------------------------------------

GENERAL Net income increased to $14.5 million in fiscal 1996 from $14.4 million in fiscal 1995. The returns on average assets and average stockholders' equity for fiscal 1996 were 0.88% and 12.13%, respectively, as compared to 1.00% and 13.45%, respectively, for fiscal 1995.

The major components of the increase in earnings for fiscal 1996, as compared to fiscal 1995, were (i) an increase of $1.8 million in non-interest income, (ii) a decrease of $1.1 million in provision for loan losses and (iii) a decrease of $1.1 million in income taxes, which were partially offset by an increase of $4.0 million in non-interest expenses.

NET INTEREST INCOME Net interest income increased by $157,000 during fiscal 1996. The average balances of interest-earning assets and interest-bearing liabilities increased to $1.598 billion and $1.511 billion in fiscal 1996, respectively, from $1.407 billion and $1.321 billion, respectively, in fiscal 1995. The average balance increases were partially due to the American Equity BanCorp Inc. ("American") acquisition in June, 1995 (refer to Note 2 to the Corporation's Consolidated Financial Statements for additional discussion). The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 1.06 for fiscal 1996 from 1.07 for fiscal 1995. The average yield on interest-earning assets (7.87% in fiscal 1996 versus 7.46% in fiscal 1995) increased, as did the average cost on interest-bearing liabilities (4.96% in fiscal 1996 versus 4.11% in fiscal 1995). The net interest margin decreased to 3.18% for fiscal 1996 from 3.60% for fiscal 1995 and the interest rate spread decreased to 2.91% from 3.35% for fiscal 1996 and 1995, respectively. These factors are reflected in the analysis of changes in net interest income, arising from changes in the volume of interest-earning assets, interest-bearing liabilities and the rates earned and paid on such assets and liabilities. The analysis indicates that the increases in the volume of interest-earning assets and interest-bearing liabilities increased net interest income in fiscal 1996 by approximately $5.1 million. Offsetting this increase, in part, was a $5.0 million decrease in net interest income caused by the combination of rate and rate/volume changes.

PROVISION FOR LOAN LOSSES Provision for loan losses decreased $1.1 million to $475,000 for fiscal 1996 from $1.6 million for fiscal 1995, reflecting a lower level of charge-offs experienced in fiscal 1996. The Corporation's allowance for loan losses increased to $22.8 million, or 1.59% of loans held for investment, at March 31, 1996, from $22.4 million, or 1.75%, respectively, at March 31, 1995. For further discussion of the allowance for loan losses, see "Allowance for Loan and Foreclosure Losses."

NON-INTEREST INCOME Non-interest income increased $1.8 million to $9.3 million for fiscal 1996 compared to $7.5 million for fiscal 1995 as a net result of several factors. Net gain (loss) on sale of loans increased from a loss of $83,000 in fiscal 1995 to a gain of $645,000 in fiscal 1996. The increase was due to an increase in the volume of sales of loans during the period. Service charges on deposits increased $600,000 in fiscal 1996 as compared to fiscal 1995 due to an increase in demand deposit fees due in part to the increase in demand deposit accounts from the American acquisition.
Net gain (loss) on sale of securities increased from a loss of $47,000 in fiscal 1995 to a gain of $247,000 in fiscal 1996 due to an increase in the volume of sales of securities during the period. Loan servicing income increased $297,000 due to increased volume of loans serviced for others. Other non-interest income increased $146,000 for fiscal 1996 due to increased partnership earnings on partnerships which are less than 50% owned and accounted for under the equity method. These increases were partially offset by a decrease of $312,000 in insurance commissions during fiscal 1996 as a result of large decreases in annuity sales.

NON-INTEREST EXPENSES Non-interest expenses increased $4.0 million for fiscal 1996 compared to 1995 as a net result of several factors.
Compensation increased $2.0 million for fiscal 1996 due to the combination of increases in staff, salaries and benefits as a result of additional offices and new benefit plans. Furniture, equipment and occupancy expense increased $693,000 primarily due to increased depreciation and other costs from additional offices. Other expenses increased $926,000 during fiscal 1996 due to increases in robbery loss, goodwill amortization, demand deposit expenses, postage and TYME transaction fees. Data processing expense increased $348,000 mainly due to costs associated with buying out a servicing contract of American.

INCOME TAXES Income tax expense decreased $1.1 million for fiscal 1996 as compared to fiscal 1995. The effective tax rate for fiscal 1996 was 35.43% as compared to 38.60% for fiscal 1995. The decrease in the tax rate in the current year was due to an adjustment for excess deferred taxes during the year. See
Note 12 to the Consolidated Financial Statements.

COMPARISON OF YEARS ENDED MARCH 31, 1995 AND 1994
- --------------------------------------------------------------------------------

GENERAL Net income increased to $14.4 million in fiscal 1995 from $13.5 million in fiscal 1994. The returns on average assets and average stockholders' equity for fiscal 1995 were 1.00% and 13.45%, respectively, as compared to 1.00% and 12.89%, respectively, for fiscal 1994.

The major components of the increase in earnings for fiscal 1995, as compared to fiscal 1994, were (i) an increase of $2.8 million in net interest income and
(ii) a decrease of $2.8 million in provision for loan losses, which were partially offset by (i) a decrease of $3.6 million in non-interest income and
(ii) an increase of $800,000 in income taxes.

MANAGEMENT'S DISCUSSION

- --------------------------------------------------------------------------------

NET INTEREST INCOME Net interest income increased by $2.8 million during fiscal 1995 due to increases in the volume of interest-earning assets and interest-bearing liabilities, which offset the effects of a decrease in the Corporation's interest rate spread. The average balances of interest-earning assets and interest-bearing liabilities increased to $1.407 billion and $1.321 billion, respectively, in fiscal 1995, from $1.311 billion and $1.226 billion, respectively, in fiscal 1994. The ratio of average interest-earning assets to average interest-bearing liabilities stayed the same at 1.07 for fiscal 1995 and 1994. The average yield on interest-earning assets (7.46% in fiscal 1995 versus 7.42% in fiscal 1994) increased, as did the average cost on interest-bearing liabilities (4.11% in fiscal 1995 versus 4.04% in fiscal
1994). The net interest margin decreased to 3.60% for fiscal 1995 from 3.64% for fiscal 1994 and the interest rate spread decreased to 3.35% from 3.38% for fiscal 1995 and 1994, respectively. These factors are reflected in the analysis of changes in net interest income arising from changes in the volume of interest-earning assets and interest-bearing liabilities and the rates earned and paid on such assets and liabilities. The analysis indicates that the increases in the volume of interest-earning assets and interest-bearing liabilities increased net interest income in fiscal 1995 by approximately $4.0 million. Offsetting this increase in part was a $1.2 million decrease in net interest income caused by the combination of rate and rate/volume changes.

PROVISION FOR LOAN LOSSES Provision for loan losses decreased $2.8 million to $1.6 million for fiscal 1995 from $4.3 million for fiscal 1994, reflecting a lower level of charge-offs experienced in fiscal 1995. The Corporation's allowance for loan losses increased to $22.4 million, or 1.75% of loans held for investment, at March 31, 1995, from $22.1 million, or 1.98%, respectively, at March 31, 1994. For further discussion of the allowance for loan losses, see "Allowance for Loan and Foreclosure Losses."

NON-INTEREST INCOME Non-interest income decreased $3.6 million to $7.5 million for fiscal 1995 compared to $11.1 million for fiscal 1994 as a net result of several factors. Net gain (loss) on sale of loans decreased from a gain of $3.2 million in fiscal 1994 to a loss of $83,000 in fiscal 1995. The decline was due to a decrease in the volume of sales of loans and the increase in rates during the period. Loan servicing income decreased
$124,000 in fiscal 1995 as compared to fiscal 1994 due to reduced spreads from serviced loans. Net gain (loss) on sale of securities decreased from a gain of $99,000 in fiscal 1994 to a loss of $47,000 in fiscal 1995. Other non-interest income decreased $434,000 due in part to reduced prepayment fees on loans and other loan fees. The reductions were partially offset by an increase of $300,000 in service charges on deposits in fiscal 1995 as compared to 1994, which was due to an increase in demand deposit fees.

NON-INTEREST EXPENSES Non-interest expenses increased $245,000 for fiscal 1995 compared to 1994 as a net result of several factors. Compensation increased $300,000 for fiscal 1995 due to the increased cost of benefits, including dental insurance and two new deferred compensation plans. Federal insurance premiums increased $350,000 for fiscal 1995 due to a one-time refund of past premiums in fiscal 1994. Furniture and equipment expense increased $280,000 primarily due to increased depreciation on new computer equipment purchases. These increases were partially offset by a $1.1 million decrease in net cost of operations of foreclosure properties due to (i) decreased net cost of operations of $500,000,
(ii) decreased provision for losses of $275,000 and (iii) increased profit on sales of $350,000.

INCOME TAXES Income tax expense increased $800,000 for fiscal 1995 as compared to fiscal 1994. The effective tax rate for fiscal 1995 was 38.60% as compared to 38.02% for fiscal 1994. See Note 12 to the Consolidated Financial Statements.

AVERAGE INTEREST-EARNING ASSETS, AVERAGE INTEREST-BEARING LIABILITIES AND INTEREST RATE SPREAD AND MARGIN The table on the following page shows the Corporation's average balances, interest, average rates, the spread between the combined average rates earned on interest-earning assets and average cost of interest-bearing liabilities, the average net interest margin, computed as net interest income as a ratio of average interest-earning assets, and the ratio of average interest-earning assets to average interest-bearing liabilities, the average net interest margin, computed as net interest income as a ratio of average interest-earning assets, and the ratio of average interest-earning assets to average interest-bearing liabilities for the years
indicated.   Balances of interest-sensitive assets and liabilities arising from the fiscal 1996 acquisition are included from the date of acquisition. The average balances are derived from average daily balances.

MANAGEMENT'S DISCUSSION

AVERAGE BALANCE SHEETS
- --------------------------------------------------------------------------------



                                                                           YEAR ENDED MARCH 31,
                                 ---------------------------------------------------------------------------------------------------
                                                1996                             1995                               1994
                                 ---------------------------------------------------------------------------------------------------
                                   AVERAGE               AVERAGE     AVERAGE               AVERAGE    AVERAGE              AVERAGE
                                   BALANCE    INTEREST  YIELD/COST   BALANCE    INTEREST  YIELD/COST  BALANCE   INTEREST  YIELD/COST
                                 ---------------------------------------------------------------------------------------------------
                                                                        (Dollars In Thousands)
INTEREST-EARNING ASSETS
Mortgage loans(2)               $1,047,092    $  82,798    7.91%  $  999,008  $  75,434    7.55%  $  898,025  $  69,981   7.79%
Consumer loans                     236,767       22,010    9.30      171,700     14,679    8.55      140,100     11,798   8.42
Commercial business loans           25,040        2,628   10.50       19,155      1,836    9.58       18,857      1,702   9.03
                                 -----------------------           ---------------------           ---------------------
  Total loans receivable(1)      1,308,899      107,436    8.21    1,189,863     91,949    7.73    1,056,982     83,481   7.90
Mortgage-related securities(2)     221,135       14,152    6.40      174,013     10,637    6.11      208,375     11,812   5.67
Investment securities(2)            41,168        2,490    6.05       22,781      1,198    5.26       18,634        942   5.06
Interest-bearing deposits            8,694          488    5.61        7,201        313    4.35       16,954        502   2.96
Federal Home Loan Bank stock        17,204        1,155    6.71       12,782        787    6.16        9,687        569   5.87
                                 -----------------------           ---------------------           ---------------------
  Total interest-earning assets  1,597,100      125,721    7.87    1,406,640    104,884    7.46    1,310,632     97,306   7.42
Non-interest-earning assets         54,330                            39,567                          39,301
                                ----------                        ----------                      ----------
  Total assets                  $1,651,430                       $ 1,446,207                     $ 1,349,933
                                ----------                        ----------                      ----------
                                ----------                        ----------                      ----------


INTEREST-BEARING LIABILITIES
Demand deposits                  $ 218,811        4,577    2.09  $   191,667      3,062    1.60  $   197,345      3,716   1.88
Regular passbook savings           107,707        2,498    2.32      116,946      2,674    2.29      117,473      3,083   2.62
Certificates of deposit            847,113       48,275    5.70      757,617     35,202    4.65      744,744     34,616   4.65
                                 -----------------------           ---------------------           ---------------------
  Total deposits                 1,173,631       55,350    4.72    1,066,230     40,938    3.84    1,059,562     41,415   3.91
Notes payable and other
  borrowings                       324,123       19,148    5.91      240,792     12,871    5.35      154,632      7,457   4.82
Other                               13,064          480    3.67       13,763        489    3.55       12,076        667   5.52
                                 -----------------------           ---------------------           ---------------------
  Total interest-bearing
   liabilities                   1,510,818       74,978    4.96    1,320,785     54,298    4.11    1,226,270     49,539   4.04
                                                 ---------------                 ---------------                 --------------
Non-interest-bearing
 liabilities                        21,013                            18,264                          19,178
                                 ---------                         ---------                       ---------
  Total liabilities              1,531,831                         1,339,049                       1,245,448
Stockholders' equity               119,599                           107,158                         104,485
                                ----------                        ----------                      ----------
  Total liabilities and
  stockholders' equity          $1,651,430                       $ 1,446,207                     $ 1,349,933
                                ----------                        ----------                      ----------
                                ----------                        ----------                      ----------
  Net interest income/
  interest rate spread(3)                    $   50,743    2.91%               $ 50,586    3.35%               $ 47,767   3.38%
                                                 ---------------                 ---------------                 --------------
                                                 ---------------                 ---------------                 --------------
  Net interest-earning assets   $   86,282                         $  85,855                      $   84,362
                                ----------                        ----------                      ----------
                                ----------                        ----------                      ----------
  Net interest margin                                      3.18%                           3.60%                          3.64%
                                                           ----                            ----                           ----
                                                           ----                            ----                           ----
  Ratio of average
   interest-earning assets to
   average interest-bearing
   liabilities                        1.06                              1.07                            1.07
                                      ----                              ----                            ----
                                      ----                              ----                            ----


(1) The average balances of loans receivable include non-accrual loans.
(2) Includes assets held and available for sale.
(3) The interest rate spread at March 31, 1996, 1995 and 1994 amounted to 2.90%, 3.00% and 3.36%, respectively.

MANAGEMENT'S DISCUSSION

RATE/VOLUME ANALYSIS
- --------------------------------------------------------------------------------

The most significant impact on the Corporation's net interest income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest-earning assets and interest-bearing liabilities. The volume of earning dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in net interest income between periods. The following table shows the relative contribution of the changes in average volume and average interest rates on changes in net interest income for the periods indicated. Information is provided with respect to (i) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume), (ii) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate) and (iii) changes in rate/volume (changes in rate multiplied by changes in volume).



                                                                                 YEAR ENDED MARCH 31,
                                   -----------------------------------------------------------------------------------------------
                                                         1996 COMPARED TO 1995                           1995 COMPARED TO 1994
                                   -----------------------------------------------------------------------------------------------
                                                                RATE/                                             RATE/
                                      RATE       VOLUME        VOLUME       NET      RATE            VOLUME      VOLUME       NET
                                   -----------------------------------------------------------------------------------------------
                                                                           (In Thousands)
INTEREST-EARNING ASSETS
Mortgage loans(1)                  $ 3,562      $ 3,631        $  171   $ 7,364   $(2,172)      $ 7,869     $ (244)    $ 5,453
Consumer loans                       1,282        5,563           486     7,331       179         2,662         40       2,881
Commercial business loans              174          564            54       792       105            27          2         134
                                   -----------------------------------------------------------------------------------------------
  Total loans receivable             5,018        9,758           711    15,487    (1,888)       10,558       (202)      8,468
Mortgage-related securities(1)         500        2,880           135     3,515       925        (1,947)      (153)     (1,175)
Investment securities(1)               180          967           145     1,292        38           210          8         256
Interest-bearing deposits               91           65            19       175       235          (289)      (135)       (189)
Federal Home Loan Bank stock            71          272            25       368        27           182          9         218
                                   -----------------------------------------------------------------------------------------------
  Total net change in income on
   interest-earning assets           5,860       13,942         1,035    20,837      (663)        8,714       (473)      7,578

INTEREST-BEARING LIABILITIES
Demand deposits                        947          434           134     1,515      (563)         (107)        16        (654)
Regular passbook savings                38         (211)           (3)     (176)     (397)          (14)         2        (409)
Certificates of deposit              7,973        4,158           942    13,073       (12)          598          0         586
                                   -----------------------------------------------------------------------------------------------
  Total deposits                     8,958        4,381         1,073    14,412      (972)          477         18        (477)
Notes payable and other borrowings   1,354        4,454           469     6,277       809         4,155        450       5,414
Other                                   17          (25)           (1)       (9)     (238)           93        (33)       (178)
                                   -----------------------------------------------------------------------------------------------
  Total net change in expense on
   interest-bearing liabilities     10,329        8,810         1,541    20,680      (401)        4,725        435       4,759
                                   -----------------------------------------------------------------------------------------------

  Net change in net interest
   income                          $(4,469)   $   5,132      $   (506)  $   157  $   (262)     $  3,989   $   (908)   $  2,819
                                   -----------------------------------------------------------------------------------------------
                                   -----------------------------------------------------------------------------------------------


(1) Includes assets held and available for sale.

MANAGEMENT'S DISCUSSION

LIQUIDITY AND CAPITAL RESOURCES
- --------------------------------------------------------------------------------

On an unconsolidated basis, the Corporation had cash equivalents of $1.9 million and loans and real estate held for development and sale of $11.5 million at March 31, 1996. Principal and interest payments are a predictable source of funds, but funds from sales of real estate are unpredictable. During fiscal 1996, the Bank made dividend payments of $13.8 million to the Corporation. The Bank is subject to certain regulatory limitations relative to its ability to pay dividends to the Corporation. Management believes that the Corporation will not be adversely affected by these dividend limitations and that projected future dividends from the Bank will be sufficient to meet the Corporation's liquidity needs. In addition to dividends from the Bank, the Corporation also could sell capital stock or debt issues through the capital markets as alternative sources of funds.

The Bank's primary sources of funds are principal and interest payments on loans receivable and mortgage-related securities, sales of mortgage loans originated for sale, Federal Home Loan Bank ("FHLB") advances, deposits and other borrowings. While maturities and scheduled amortization of loans and mortgage-related securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

The Bank is required by the Office of Thrift Supervision ("OTS") to maintain specified levels of liquid investments in qualifying types of U.S. Government and agency securities and other investments. This requirement, which may be varied by the OTS, is based upon a percentage of deposits and short-term borrowings. The required percentage is currently 5.0%. At March 31, 1996 and 1995, the Bank's liquidity ratio was 11.3% and 10.8%, respectively.

Operating activities resulted in a net cash inflow of $16.2 million. Operating cash flows for fiscal 1996 included earnings of $14.5 million and $178.2 million realized from the sale of mortgage loans held for sale, less $180.1 million disbursed for loans originated for sale.

Investing activities in fiscal 1996 resulted in a net cash outflow of $126.9 million. Primary investing activities resulting in cash outflows were $82.0 million for the purchase of securities and $146.2 million for the increase in net loans receivable. The most significant cash inflows from investing activities were principal payments of $44.7 million received on mortgage-related securities, as well as $59.7 million from the proceeds of sales of securities available for sale.

Financing activities resulted in a net cash inflow of $125.5 million including a net increase in deposits of $78.0 million, a net increase in borrowings of $65.0 million and a cash outflow of $19.8 million for treasury stock purchases.

At March 31, 1996, the Corporation had outstanding commitments to originate $35.5 million of loans, commitments to extend funds to or on behalf of customers pursuant to lines and letters of credit of $51.4 million, $3.8 million of loans sold with recourse to the Corporation in the event of default by the borrower and $2.6 million of financial guarantees provided to holders of certain industrial revenue bonds. (See Note 13 to the Consolidated Financial Statements.) Scheduled maturities of certificates of deposit during the twelve months following March 31, 1996, amounted to $576.8 million and scheduled maturities of borrowings during the same period totalled $231.1 million. The Bank has entered into agreements with certain brokers which will provide blocks of funds at specified interest rates for an identified fee. Management believes adequate capital and borrowings are available from various sources to fund all commitments to the extent required.

At March 31, 1996, the Bank's capital exceeded all capital requirements of the State of Wisconsin and the OTS as mandated by federal law and regulations on both a current and fully phased-in basis. See Note 10 to the Consolidated Financial Statements.

FINANCIAL CONDITION
- --------------------------------------------------------------------------------

GENERAL Total assets of the Corporation increased $243.6 million or 16.1% from $1.51 billion at March 31, 1995 to $1.75 billion at March 31, 1996. The American acquisition accounted for $102.4 million of the increase in total assets. This increase was primarily funded by net increases in deposits of $142.7 million and in borrowings of $91.4 million. These funds were generally invested in loans receivable and mortgage-related securities.

MORTGAGE-RELATED SECURITIES Mortgage-related securities (both available for sale and held to maturity) increased $60.6 million as a net result of (i) securities acquired from American of $1.0 million, (ii) exchanges of $96.8 million of loans with the Federal Home Loan Mortgage Corporation for securities backed by such loans, (iii) purchases of $17.1 million, (iv) principal repayments and market value adjustments of $45.2 million and (v) sales of $9.1 million. Mortgage-related securities consisted of $186.0 million mortgage-backed securities and $35.0 million mortgage-derivative securities at March 31, 1996. See Notes 1 and 3 to the Consolidated Financial Statements.

In October, 1995, the Financial Accounting Standards Board ("FASB") approved a modification of Statement of Financial Accounting Standards ("SFAS") No. 115 providing that from November 15, 1995, through December 31, 1995, the Corporation had the one-time opportunity to reconsider its classification of investment and mortgage-related securities as held to maturity, trading or available

MANAGEMENT'S DISCUSSION

- --------------------------------------------------------------------------------

for sale. Accordingly, on December 31, 1995, the Corporation chose to reclassify certain mortgage-backed securities from held to maturity to available for sale. At the date of transfer, the amortized cost of the mortgage-backed securities was $90.4 million. The unrealized gain on those securities at the time of transfer was $684,000, which is included in unrealized gains/losses on securities available for sale, net, which is a component of stockholders' equity. At March 31, 1996, unrealized losses on securities available for sale, net, amounted to $728,000.

Since mortgage-related securities are asset-backed securities, they are subject to inherent risks based upon the future performance of the underlying collateral (i.e., mortgage loans) for these securities. Among these risks are prepayment risk and interest rate risk. Should general interest rate levels decline, the mortgage-related securities portfolio would be subject to (i) prepayments as borrowers typically would seek to obtain financing at lower rates, (ii) a decline in interest income received on adjustable-rate mortgage-related securities, and (iii) an increase in fair value of fixed-rate mortgage-related securities. Conversely, should general interest rate levels increase, the mortgage-related securities portfolio would be subject to (i) a longer term to maturity as borrowers would be less likely to prepay their loans, (ii) an increase in interest income received on adjustable-rate mortgage-related securities, (iii) a decline in fair value of fixed-rate mortgage-related securities, and (iv) a decline in fair value of adjustable-rate mortgage-related securities to an extent dependent upon the level of interest rate increases, the time period to the next interest rate repricing date for the individual security and the applicable periodic (annual and/or lifetime) cap which could limit the degree to which the individual security could reprice within a given time period.

LOANS RECEIVABLE Total loans (including loans held for sale) increased $141.0 million during fiscal 1996 from $1.234 billion at March 31, 1995, to $1.375 billion at March 31, 1996. The activity included (i) loans acquired from American of $91.2 million, (ii) originations and purchases of $684.0 million,
(iii) sales of loans held for sale of $274.4 million, which included exchanges of $96.8 million for mortgage-backed securities and (iv) principal repayments and other reductions of $359.8 million. The components of the increase in total loans, including loans held for sale, are summarized by type of loan as follows:


                                                      MARCH 31,
                                       -------------------------------------
                                                                   INCREASE
                                           1996         1995      (DECREASE)
                                       -------------------------------------
                                                   (In Thousands)
FIRST MORTGAGE LOANS:
Single-family residential              $  745,170   $  716,212    $ 28,958
Multi-family residential                  162,432      141,401      21,031
Commercial real estate                    139,918      123,438      16,480
Construction and land                      98,264       80,163      18,101
                                       -------------------------------------
  Total first mortgage loans            1,145,784    1,061,214      84,570

OTHER LOANS:
Second mortgage                           140,302      111,725      28,577
Education                                  88,674       69,264      19,410
Commercial business and leases             30,715       21,739       8,976
Other consumer                             28,481       18,997       9,484
                                       -------------------------------------
  Total other loans                       288,172      221,725      66,447
                                       -------------------------------------
  Gross loans receivable                1,433,956    1,282,939     151,017
Less: Net items to loans receivable       (72,876)     (51,832)    (21,044)
                                       -------------------------------------
  Net loans receivable                 $1,361,080   $1,231,107    $129,973
                                       -------------------------------------
                                       -------------------------------------
Loans held for sale                    $   13,968   $    2,964    $ 11,004
                                       -------------------------------------
                                       -------------------------------------

MANAGEMENT'S DISCUSSION

- --------------------------------------------------------------------------------

Mortgage loans increased $84.6 million during fiscal 1996 primarily as a result of the acquisition of American. Also, as interest rates fell in fiscal 1996, borrowers turned to fixed-rate financing. Long-term fixed-rate loans are generally sold by the Corporation into the secondary market, which is reflected in the increase in loans held for sale of $11.0 million and the increase in loans sold during the period of $69.9 million compared to last year.

Consumer loans increased a total of $57.5 million in fiscal 1996 primarily due to continued success in marketing promotions and new products. The majority of this increase was in second mortgage loans, including home equity lines of credit. Consumer loans are seldom sold in the secondary market. For additional information, see Note 5 to the Consolidated Financial Statements.

NON-PERFORMING ASSETS Non-performing assets (consisting of non-accrual loans, non-performing real estate held for development and sale, foreclosed properties and repossessed assets) decreased to $10.3 million or 0.59% of total assets at March 31, 1996, from $10.5 million or 0.69%, respectively, at March 31, 1995.

Non-performing assets are summarized as follows for the dates indicated:


                                                                                  AT MARCH 31,
                                                   ---------------------------------------------------------------------
                                                       1996           1995           1994           1993           1992
                                                   ---------------------------------------------------------------------
                                                                               (Dollars In Thousands)
Non-accrual loans:
 Single-family residential                        $     629      $     833     $      565    $     2,273      $   2,141
 Multi-family residential                                 -              -             37          1,593          3,373
 Commercial real estate                                 470            624            617         12,365         14,242
 Construction and land                                   81             81             81            135            195
 Consumer                                               202            219            333            297            138
 Commercial business                                    508            736            831            984          1,399
                                                   ---------------------------------------------------------------------
  Total non-accrual loans                             1,890          2,493          2,464         17,647         21,488
Real estate held for development and sale             2,319            857          2,767          4,916              -
Foreclosed properties and repossessed assets, net     6,077          7,116          5,294          2,052          8,661
                                                   ---------------------------------------------------------------------
  Total non-performing assets                     $  10,286      $  10,466     $   10,525     $   24,615     $   30,149
                                                   ---------------------------------------------------------------------
                                                   ---------------------------------------------------------------------

Performing troubled debt restructurings             $   332        $   335      $   4,687     $   10,011      $   9,161
                                                   ---------------------------------------------------------------------
                                                   ---------------------------------------------------------------------

Total non-accrual loans to total loans                 0.13%          0.19%          0.22%          1.80%          2.25%
Total non-performing assets to total assets            0.59           0.69           0.76           1.90           2.38
Allowance for loan losses to total loans               1.59           1.75           1.98           1.88           1.54
Allowance for loan losses to total
 non-accrual loans                                 1,206.72         899.68         897.69         104.48          68.65
Allowance for loan and foreclosure losses
 to total non-performing assets                      228.70         221.82         213.42          75.43          55.17


Non-accrual loans decreased $603,000 during fiscal 1996 with decreases occurring in all categories. Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, the Corporation does not accrue interest on loans past due more than 90 days.

Non-performing real estate held for development and sale increased $1.5 million during fiscal 1996 as a net result of (i) an increase of $900,000 due to a multi-family residential property acquired by foreclosure and transferred to a new Bank subsidiary for improvement and management, (ii) an increase of $1.4 million in capitalized improvement costs on the above multi-family property and (iii) a decrease of $857,000 due to the sale of single-family lots in Arizona. In fiscal 1995, an interest in a limited partnership in San Antonio, Texas, totalling $1.7 million was classified as non-performing real extate held for development and sale. This investment subsequently was reclassified to performing real extate held for development and sale, because it was determined that htis partnership never met the criteria as non-performing.

Foreclosed properties and repossessed assets decreased $1.0 million in fiscal 1996 primarily due to the transfer of a $900,000 foreclosed property into a Bank subsidiary described above. There were two properties in this classification with a carrying value of greater than $1.0 million. The first was a hotel and office building in Garden Grove, California. The Bank's share of the net carrying value of this property amounted to $3.4 million at March 31, 1996.

MANAGEMENT'S DISCUSSION

- --------------------------------------------------------------------------------

The owners have filed for bankruptcy. The second property was an apartment complex in Elm Grove, Wisconsin, which formerly secured a $2.2 million loan. Phase I studies of the environmental impact indicated a need for a Phase II study based on the history of the property, which the Bank is pursuing. The Bank believes any cleanup which may be necessary will be partially reimbursed by the Petroleum Environmental Cleanup Fund, although there can be no assurance in this regard.

ALLOWANCES FOR LOAN AND FORECLOSURE LOSSES The Corporation's loan portfolio, foreclosed properties, repossessed assets, loans sold with recourse and off-balance sheet financial guarantees are evaluated on a continuing basis to determine the necessity for additions to the allowances for losses and the related balance in the allowances. These evaluations consider several factors including, but not limited to, general economic conditions, collateral value, loan portfolio composition, loan delinquencies, prior loss experience, anticipated loss of interest and management's estimation of future potential losses. The evaluation of the allowance for loan losses includes a review of known loan problems as well as potential loan problems based upon historical trends and ratios. Foreclosed properties are recorded at the lower of carrying or fair value with charge-offs, if any, charged to the allowance for loan losses prior to transfer to foreclosed property. The fair value is primarily based on appraisals, discounted cash flow analysis (the majority of which are based on current occupancy and lease rates) and pending offers. A summary of the activity in the allowance for losses on loans follows:


                                                                              YEAR ENDED MARCH 31,
                                                   ---------------------------------------------------------------------
                                                       1996           1995           1994           1993           1992
                                                   ---------------------------------------------------------------------
                                                                               (Dollars In Thousands)

Allowance at beginning of year                    $  22,429      $  22,119     $   18,437    $    14,751      $  15,830
Acquired bank's allowance                               550              -              -              -              -
Provision:
  Mortgage                                               88          1,308          3,189          6,760          4,249
  Consumer                                              182            185            134             87            145
  Commercial business                                   205             87          1,025            568          3,371
                                                   ---------------------------------------------------------------------
   Total provision                                      475          1,580          4,348          7,415          7,765
                                                   ---------------------------------------------------------------------
Charge-offs:
  Mortgage                                             (439)        (1,460)        (2,607)        (2,749)        (6,416)
  Consumer                                             (104)           (36)           (67)           (65)          (103)
  Commercial business                                  (455)          (309)          (948)        (1,343)        (2,726)
                                                   ---------------------------------------------------------------------
   Total charge-offs                                   (998)        (1,805)        (3,622)        (4,157)        (9,245)
                                                   ---------------------------------------------------------------------
Recoveries:
  Mortgage                                              298            374          2,809            253            209
  Consumer                                               10             17             14             23              4
  Commercial business                                    43            144            133            152            188
                                                   ---------------------------------------------------------------------
   Total recoveries                                     351            535          2,956            428            401
                                                   ---------------------------------------------------------------------

   Net charge-offs                                     (647)        (1,270)          (666)        (3,729)        (8,844)
                                                   ---------------------------------------------------------------------

Allowance at end of year                          $  22,807      $  22,429     $   22,119    $    18,437      $  14,751
                                                   ---------------------------------------------------------------------
                                                   ---------------------------------------------------------------------
Net charge-offs to average loans
 held for sale and for investment                    (0.05)%        (0.11)%        (0.06)%        (0.38)%        (0.89)%
                                                   ---------------------------------------------------------------------
                                                   ---------------------------------------------------------------------

MANAGEMENT'S DISCUSSION

- --------------------------------------------------------------------------------

The fiscal 1996 provision for loan losses totalled $475,000 as compared to $1.6 million in fiscal 1995. The provision for loan losses for fiscal years 1996 and 1995 remain at significantly lower levels compared to earlier years when the Bank's charge-off experience from certain portfolio segments required larger allowances. Those segments were largely multi-family real estate loans secured by properties in states other than Wisconsin and leases receivable.
The Corporation substantially ceased extending credit in those segments since the late 1980's. The result of this activity was to retain the allowance for loan losses at a level considered appropriate by management based on historical experience, the volume and type of lending conducted, the status of past due principal and interest payments, general economic conditions and other factors related to the collectibility of the loan portfolio. Based on current levels of delinquencies and the current components of loans receivable, management anticipates 1997 provisions to be similar to those of 1996.

The table below shows the Corporation's total allowance for loan losses and the allocation to the various categories of loans held for investment at the dates indicated.


                                                                            MARCH 31,
                               ---------------------------------------------------------------------------------------------------
                                       1996                1995                1994                1993                1992
                               ---------------------------------------------------------------------------------------------------
                                         % OF TOTAL          % OF TOTAL          % OF TOTAL          % OF TOTAL          % OF TOTAL
                                         LOANS BY            LOANS BY            LOANS BY            LOANS BY            LOANS BY
                                 AMOUNT  CATEGORY    AMOUNT  CATEGORY    AMOUNT  CATEGORY    AMOUNT  CATEGORY    AMOUNT  CATEGORY
                               ---------------------------------------------------------------------------------------------------
                                                                        (Dollars In Thousands)

Single-family residential     $     200      0.03%   $   15         -%   $   54      0.01%  $   215      0.04%  $   288      0.06%
Multi-family residential            263      0.16       365      0.26       427      0.30       721      0.41       959      0.53
Commercial real estate              476      0.34       916      0.74       917      0.71     1,931      1.59       872      0.63
Construction and land                 4         -        87      0.11       107      0.18       107      0.27         -         -
Unallocated mortgage             20,054      1.75    19,186      1.81    18,841      1.98    13,709      1.66    10,299      1.27
                               ---------------------------------------------------------------------------------------------------
  Total mortgage loans           20,997      1.83    20,569      1.94    20,346      2.14    16,683      2.02    12,418      1.53
Consumer                            802      0.31       645      0.32       479      0.32       398      0.30       354      0.30
Commercial business               1,008      3.28     1,215      5.59     1,294      6.69     1,356      6.39     1,979      6.69
                               ---------------------------------------------------------------------------------------------------
  Total allowance for loan
    losses                   $   22,807      1.59%  $22,429      1.75%  $22,119      1.98%  $18,437      1.88%  $14,751      1.54%
                               ---------------------------------------------------------------------------------------------------
                               ---------------------------------------------------------------------------------------------------


A summary of the activity in the allowance for losses on foreclosed properties follows. The provision for losses on such properties is included in the consolidated statements of income in "Net cost of operations of foreclosure properties."



                                                                             YEAR ENDED MARCH 31,
                                                   ---------------------------------------------------------------------
                                                       1996           1995           1994           1993           1992
                                                   ---------------------------------------------------------------------
                                                                                  (In Thousands)
Allowance at beginning of year                    $     787      $     343     $      130     $    1,882      $  11,895
Provision                                               200            950          1,225          1,400            750
Charge-offs                                            (270)          (506)        (1,012)        (3,152)       (10,763)
                                                  ---------------------------------------------------------------------
  Allowance at end of year                        $     717      $     787     $      343     $      130      $   1,882
                                                  ---------------------------------------------------------------------
                                                  ---------------------------------------------------------------------


The fiscal 1996 provision for foreclosure losses totalled $200,000 as compared to $950,000 for fiscal 1995. Charge-offs declined by $236,000 during the fiscal year. The Corporation conducts ongoing evaluations of the adequacy of the allowance for losses, which are based on amounts of foreclosed properties, recent appraisals, discounted cash flows or pending offers.

Although management believes that the March 31, 1996, allowances for loan and foreclosed property losses are adequate based upon the current evaluation of loan delinquencies, non-performing assets, charge-off trends, economic conditions and other factors, there can be no assurance that future adjustments to the allowance will not be necessary. Management also continues to pursue all practical and legal methods of collection, repossession and disposal, as well as adhering to high underwriting standards in the origination process, in order to continue to maintain strong asset quality.

DEPOSITS Deposits increased $142.7 million during fiscal 1996 to $1.241 billion, of which $64.9 million was a result of the American acquisition. The majority of the remaining increase was due to a new market yield demand deposit account. The weighted average cost of deposits increased to 4.67% at fiscal year-end 1996 compared to 4.40% at fiscal year-end 1995.

MANAGEMENT'S DISCUSSION

- --------------------------------------------------------------------------------

BORROWINGS FHLB advances increased $42.4 million during fiscal 1996 to fund the increased loan activity. At March 31, 1996, advances totalled $316.9 million with an average interest rate of 5.69%. Reverse repurchase agreements increased $42.0 million during fiscal 1996 as management diversified its borrowings.
Other loans payable increased $7.0 million resulting from the Corporation and subsidiary borrowings. For additional information, see Note 9 to the Consolidated Financial Statements.

STOCKHOLDERS' EQUITY Stockholders' equity at March 31, 1996, was $118.4 million, or 6.75% of total assets, compared to $111.2 million and 7.36%, respectively, at March 31, 1995. Stockholders' equity increased as a result of (i) additions due to the American acquisition of $12.5 million, (ii) net income of $14.5 million, (iii) the repayment of ESOP borrowings of $928,000,
(iv) the exercise of stock options of $306,000, (v) the vesting of recognition plan shares of $246,000 and (vi) the tax benefit from certain stock options of $272,000, which were partially offset by (i) the purchase of treasury stock of $19.8 million, (ii) the payment of cash dividends of $1.7 million and (iii) the recording of the net unrealized loss on available-for-sale securities of $82,000.

REGULATORY ISSUES Legislation has been proposed to recapitalize the Savings Association Insurance Fund through a one-time special assessment. For additional information on this and other related issues, see Note 15 to the Consolidated Financial Statements.

ASSET AND LIABILITY MANAGEMENT The primary function of asset and liability management is to provide liquidity and maintain an appropriate balance between interest-earning assets and interest-bearing liabilities within specified maturities and/or repricing dates. Interest rate risk is the imbalance between interest-earning assets and interest-bearing liabilities at a given maturity or repricing date, and is commonly referred to as the interest rate gap (the "gap"). A positive gap exists when there are more assets than liabilities maturing or repricing within the same time frame. A negative gap occurs when there are more liabilities than assets maturing or repricing within the same time frame.

The Corporation's strategy for asset and liability management is to maintain an interest rate gap that minimizes the impact of interest rate movements on the net interest margin. As part of this strategy, the Corporation sells substantially all new originations of long-term, fixed-rate, single-family residential mortgage loans in the secondary market, invests in adjustable-rate or medium-term, fixed-rate, single-family residential mortgage loans, invests in medium-term mortgage-related securities and invests in consumer loans which generally have shorter terms to maturity and higher and/or adjustable interest rates.

The Corporation also originates multi-family residential and commercial real estate loans, which generally have adjustable or floating interest rates and/or shorter terms to maturity than conventional single-family residential loans. Long-term, fixed-rate, single-family mortgage loans originated for sale in the secondary market are generally committed for sale at the time the interest rate is locked with the borrower. As such, these loans pose little interest rate risk to the Corporation.

Although management believes that its asset/liability management strategies reduce the potential effects of changes in interest rates on the Corporation's operations, material and prolonged changes in interest rates would adversely affect the Corporation's operations.

The Corporation's cumulative net gap position at March 31, 1996, for one year or less was a positive 4.60% of total assets. The calculation of a gap position requires management to make a number of assumptions as to when an asset or liability will reprice or mature. Management believes that its assumptions approximate actual experience and considers them reasonable, although the actual amortization and repayment of assets and liabilities may vary substantially.

MANAGEMENT'S DISCUSSION

- --------------------------------------------------------------------------------

The following table summarizes the Corporation's interest rate sensitivity gap position as of March 31, 1996.


                                                                MORE THAN      MORE THAN
                                                    WITHIN        ONE TO        THREE TO      MORE THAN
                                                   ONE YEAR    THREE YEARS     FIVE YEARS     FIVE YEARS          TOTAL
                                                --------------------------------------------------------------------------
                                                                           (Dollars In Thousands)
INTEREST-EARNING ASSETS:
 Mortgage loans (1) (2):
  Fixed                                        $     96,850    $    71,926     $   26,202    $    18,405   $    213,383
  Variable                                          623,666        264,449         10,581              -        898,696
 Consumer loans (1)                                 171,680         60,988         19,754          4,833        257,255
 Commercial business loans (1)                       25,989          4,218              -              -         30,207
 Mortgage-related securities (3)                    105,190         82,840         22,318         10,650        220,998
 Investment securities and other
  interest-earning assets (3)                        16,584          7,680         16,808              -         41,072
                                                --------------------------------------------------------------------------
    Total                                     $   1,039,959    $   492,101     $   95,663    $    33,888   $  1,661,611
                                                --------------------------------------------------------------------------
                                                --------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
 Deposits (4)                                 $     727,182    $   326,967     $   69,692    $    39,824   $  1,163,665
 Borrowings                                         232,113        139,320             49              -        371,482
                                                --------------------------------------------------------------------------
    Total                                     $     959,295    $   466,287     $   69,741    $    39,824   $  1,535,147
                                                --------------------------------------------------------------------------
                                                --------------------------------------------------------------------------
Interest sensitivity gap                      $      80,664    $    25,814     $   25,922    $    (5,936)  $    126,464
                                                --------------------------------------------------------------------------
                                                --------------------------------------------------------------------------

Cumulative interest sensitivity gap           $      80,664    $   106,478     $  132,400    $   126,464
                                                ---------------------------------------------------------
                                                ---------------------------------------------------------

Cumulative interest sensitivity gap
 as a percent of total assets                          4.60%          6.07%          7.55%          7.21%
                                                ----------------------------------------------------------
                                                ----------------------------------------------------------


(1) Balances have been reduced for (i) undisbursed loan proceeds, which aggregated $46.5 million, and (ii) non-accrual loans, which amounted to $1.9 million.
(2) Includes $14.0 million of loans held for sale spread throughout the periods.
(3) Includes $140.5 million of securities available for sale spread throughout the periods.
(4) Does not include $71.2 million of demand accounts because they are non-interest-bearing. Also does not include accrued interest payable, which amounted to $6.1 million. Projected decay rates for demand deposits and passbook savings were provided by the OTS.

LITIGATION The Bank is involved in litigation relating to alleged structural deficiencies of a property located in Vero Beach, Florida. The Bank contracted for the completion of this property after it was acquired by foreclosure and converted it into a condominium complex. In January, 1993, the Bank and the Homeowners Association which represents the condominium owners entered into a settlement agreement which covers various repairs totalling $500,000 which the Corporation accrued in September, 1992 and paid in January, 1993, as well as repairs which are related to the post-tension cable system, an estimated amount of which was accrued by the Corporation in September, 1993 but has not yet been paid. Three lawsuits have been filed against the Bank in connection with the foregoing by various owners of condominiums in the complex and the Homeowners Association. During fiscal 1996, one trial involving an individual homeowner was finished, of which the result relieved the Bank of any claim for punitive and/or general damages, but provided the owner with recision (return of the unit to the Bank). The Bank is currently considering the alternatives of appeal and/or negotiated settlement. Based on the outcome of the above described case and the evaluation of the accruals by the Corporation to date, management does not believe that the remaining litigation will have a material adverse effect on the Corporation and the Bank beyond amounts previously provided for.

CONSOLIDATED
FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Consolidated Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . 20

Consolidated Statements of Income. . . . . . . . . . . . . . . . . . . . . 21

Consolidated Statements of Changes in Stockholders' Equity. . . .  . . . . 22

Consolidated Statements of Cash Flows. . . . . . . . . . . . . . . . . . . 23

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . 25

Report of Ernst & Young LLP, Independent Auditors  . . . . . . . . . . . . 44

Management and Audit Committee Report. . . . . . . . . . . . . . . . . . . 44

CONSOLIDATED BALANCE SHEETS
- --------------------------------------------------------------------------------


                                                               MARCH 31,
                                                       ------------------------
                                                            1996          1995
                                                       ------------------------
                                                            (In Thousands)
ASSETS
Cash                                                  $   35,454    $   26,096
Federal funds sold                                         7,525         2,769
Interest-bearing deposits                                    710             -
                                                       ------------------------
   Cash and cash equivalents                              43,689        28,865
Securities available for sale:
 Investment securities                                    30,241        23,532
 Mortgage-related securities                             110,268        36,571
Securities held to maturity:
 Investment securities (fair value of $2.6 million
  and $100,000, respectively)                              2,596           100
 Mortgage-related securities
  (fair value of $109.9 million
  and $120.4 million, respectively)                      110,730       123,830
Loans receivable, net:
 Held for sale                                            13,968         2,964
 Held for investment                                   1,361,080     1,231,107
Foreclosed properties and repossessed assets, net          6,077         7,116
Real estate held for development and sale                 13,640         2,581
Office properties and equipment                           18,906        17,206
Federal Home Loan Bank stock-at cost                      16,019        16,007
Accrued interest on investments and loans                 11,549         9,182
Prepaid expenses and other assets                         15,793        11,856
                                                       ------------------------
  Total assets                                       $ 1,754,556  $  1,510,917
                                                       ------------------------
                                                       ------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                             $ 1,240,958  $  1,098,210
Advance payments by borrowers for taxes and insurance      7,938         8,751
Notes payable to Federal Home Loan Bank                  316,869       274,500
Reverse repurchase agreements                             47,582         5,600
Other loans payable                                        7,031             -
Other liabilities                                         15,776        12,669
                                                       ------------------------
  Total liabilities                                    1,636,154     1,399,730
                                                       ------------------------
                                                       ------------------------

Preferred stock, $.10 par value, 5,000,000 shares
 authorized, none outstanding                                  -             -
Common stock, $.10 par value, 20,000,000 shares
 authorized, 6,249,662 shares issued                         625           625
Additional paid-in capital                                50,086        47,638
Retained earnings                                        100,191        88,094
Less:  Treasury stock (1,315,312 shares and
         1,186,170 shares, respectively)                 (29,298)      (21,790)
       Deferred compensation due employees                  (928)       (1,200)
       Common stock purchased by recognition plans        (1,546)       (1,534)
       Unrealized losses on securities available for
         sale, net of tax                                   (728)         (646)
                                                       ------------------------
  Total stockholders' equity                             118,402       111,187
                                                       ------------------------
                                                       ------------------------

  Total liabilities and stockholders' equity        $  1,754,556   $ 1,510,917
                                                       ------------------------
                                                       ------------------------

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
- --------------------------------------------------------------------------------


                                                                       YEAR ENDED MARCH 31,
                                                           -------------------------------------------
                                                             1996              1995             1994
                                                           -------------------------------------------
                                                              (In Thousands, Except Per Share Data)
INTEREST INCOME:
Loans                                                      $107,436          $ 91,949         $83,481
Mortgage-related securities                                  14,152            10,637          11,812
Investment securities                                         3,645             1,985           1,511
Interest-bearing deposits                                       488               313             502
                                                           -------------------------------------------
  Total interest income                                     125,721           104,884          97,306
INTEREST EXPENSE:
Deposits                                                     55,350            40,938          41,415
Notes payable and other borrowings                           19,148            12,871           7,457
Other                                                           480               489             667
                                                           -------------------------------------------
  Total interest expense                                     74,978            54,298          49,539
                                                           -------------------------------------------
  Net interest income                                        50,743            50,586          47,767
Provision for loan losses                                       475             1,580           4,348
                                                           -------------------------------------------
  Net interest income after provision for loan losses        50,268            49,006          43,419
NON-INTEREST INCOME:
Loan servicing income                                         2,741             2,444           2,568
Service charges on deposits                                   3,175             2,577           2,280
Insurance commissions                                           700             1,012             928
Net gain (loss) on sale of loans                                645               (83)          3,192
Net gain (loss) on sale of securities                           247               (47)             99
Other                                                         1,751             1,605           2,039
                                                           -------------------------------------------
  Total non-interest income                                   9,259             7,508          11,106
NON-INTEREST EXPENSES:
Compensation                                                 19,067            17,041          16,719
Occupancy                                                     2,800             2,511           2,492
Federal insurance premiums                                    2,669             2,458           2,108
Furniture and equipment                                       2,557             2,153           1,870
Data processing                                               2,133             1,785           1,690
Marketing                                                     1,576             1,659           1,509
Net cost of operations of foreclosure properties                127               220           1,351
Other                                                         6,132             5,206           5,049
                                                           -------------------------------------------
  Total non-interest expenses                                37,061            33,033          32,788
                                                           -------------------------------------------
  Income before income taxes                                 22,466            23,481          21,737
Income taxes                                                  7,959             9,064           8,265
                                                           -------------------------------------------
  Net income                                               $ 14,507          $ 14,417         $13,472
                                                           -------------------------------------------
                                                           -------------------------------------------
EARNINGS PER SHARE (1):
Primary                                                    $   2.72          $  2.68          $  2.32
Fully diluted                                                  2.70             2.66             2.32


(1) As adjusted for a five-for-four stock split as of October 27, 1995.

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------


                                                                                 DEFERRED   COMMON STOCK
                                          ADDITIONAL                           COMPENSATION PURCHASED BY        NET
                                COMMON     PAID-IN       RETAINED     TREASURY      DUE      RECOGNITION   UNREALIZED
                                STOCK(1)   CAPITAL(1)    EARNINGS       STOCK    EMPLOYEES       PLANS        LOSSES         TOTAL
                                 --------------------------------------------------------------------------------------------------
                                                                          (In Thousands)
 Balance at April 1, 1993       $   625   $   47,280   $   62,933   $   (4,451)   $  (2,400)  $   (2,000)   $       -  $   101,987
Net income                            -            -       13,472            -            -            -            -       13,472
Purchase of treasury stock
 (580,044 shares)(1)                  -            -            -      (10,201)           -            -            -      (10,201)
Exercise of stock options             -            -         (236)         531            -            -            -          295
Cash dividend ($.19 per
   share)(1)                          -            -       (1,088)           -            -            -            -       (1,088)
Recognition plan shares vested        -            -            -            -            -          236            -          236
Tax benefit from stock
 related compensation                 -           24            -            -            -            -            -           24
Adjustment for grants in
 recognition plan                     -           16            -            -            -          (16)           -            -
Repayment of ESOP borrowings          -            -            -            -          600            -            -          600
Unrealized losses on
 available-for-sale securities,
 net of tax of $125,000               -            -            -            -            -            -         (188)        (188)
                                 --------------------------------------------------------------------------------------------------

 Balance at March 31, 1994          625       47,320       75,081      (14,121)      (1,800)      (1,780)        (188)     105,137
Net income                            -            -       14,417            -            -            -            -       14,417
Purchase of treasury stock
 (363,751 shares)(1)                  -            -            -       (8,149)           -            -            -       (8,149)
Exercise of stock options             -            -         (214)         480            -            -            -          266
Cash dividend ($.23 per
  share)(1)                           -            -       (1,190)           -            -            -            -       (1,190)
Recognition plan shares vested        -            -            -            -            -          246            -          246
Tax benefit from stock
 related compensation                 -          318            -            -            -            -            -          318
Repayment of ESOP borrowings          -            -            -            -          600            -            -          600
Change in unrealized losses on
 available-for-sale securities,
 net of tax of $305,000               -            -            -            -            -            -         (458)        (458)
                                 --------------------------------------------------------------------------------------------------

 Balance at March 31, 1995          625       47,638       88,094      (21,790)      (1,200)      (1,534)        (646)     111,187
Net income                            -            -       14,507            -            -            -            -       14,507
Purchase of treasury stock
 (640,749 shares)(1)                  -            -            -      (19,756)           -            -            -      (19,756)
Exercise of stock options             -            -         (758)       1,064            -            -            -          306
Cash dividend ($.32 per
  share)(1)                           -            -       (1,652)           -            -            -            -       (1,652)
Recognition plan shares vested        -            -            -            -            -          246            -          246
Tax benefit from stock
 related compensation                 -          272            -            -            -            -            -          272
Repayment of ESOP borrowings          -            -            -            -          928            -            -          928
Purchase of American Equity           -        2,187            -       11,184         (656)        (258)           -       12,457
Stock split fractional shares         -          (11)           -            -            -            -            -          (11)
Change in unrealized losses on
 available-for-sale securities,
 net of tax of $55,000                -            -            -            -            -            -          (82)         (82)
                                 --------------------------------------------------------------------------------------------------

 Balance at March 31, 1996      $   625   $   50,086  $   100,191  $   (29,298)    $   (928)  $   (1,546)    $   (728)  $  118,402
                                 --------------------------------------------------------------------------------------------------
                                 --------------------------------------------------------------------------------------------------


(1) As adjusted for a five-for-four stock split as of October 27, 1995.

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
- --------------------------------------------------------------------------------



                                                                              YEAR ENDED MARCH 31,
                                                           ----------------------------------------------------
                                                                 1996                1995                1994
                                                           ----------------------------------------------------
                                                                                 (In Thousands)
OPERATING ACTIVITIES
Net income                                                 $  14,507          $   14,417          $   13,472
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Provision for losses on loans and real estate                  675               2,530               5,573
  Provision for depreciation and amortization                  1,885               1,599               1,373
  Loans originated for sale                                 (180,055)            (81,711)           (411,945)
  Proceeds from sales of loans held for sale                 178,238             108,329             406,896
  Net loss (gain) on sales of loans and securities              (892)                130              (3,291)
  Decrease (increase) in accrued interest receivables         (2,367)             (1,638)              1,329
  Increase (decrease) in accrued interest payable                442               2,187                (436)
  Increase (decrease) in accounts payable                      2,392              (2,067)                 71
  Other                                                        1,410              (6,095)             (3,334)
                                                           ----------------------------------------------------
   Net cash provided by operating activities                  16,235              37,681               9,708
INVESTING ACTIVITIES
 Proceeds from sales of investment
   securities available for sale                              50,562              18,104              18,895
 Proceeds from maturities of investment
   securities                                                  8,125               1,996               3,000
 Purchase of investment securities available
    for sale                                                 (62,646)            (23,093)            (29,465)
 Purchase of investment securities held to
    maturity                                                  (2,500)               (100)                  -
 Proceeds from sales of mortgage-related
    securities available for sale                              9,107                 890              31,840
 Purchase of mortgage-related securities
    available for sale                                        (5,340)             (3,498)            (13,561)
 Purchase of mortgage-related securities
    held to maturity                                         (11,561)            (15,149)            (55,895)
 Principal collected on mortgage-related
    securities                                                44,734              44,256             104,187
 Net increase in loans receivable                           (146,808)           (185,462)           (138,396)
 Purchase of office properties and equipment                  (2,485)             (2,809)             (2,313)
 Sales of office properties and equipment                        214                  87                 218
 Sales of real estate                                          3,407               6,313               6,956
 Purchase of real estate held for sale                       (10,374)             (1,655)                  -
 Increase in capitalized expense on real estate               (1,368)               (496)             (3,295)
                                                           ----------------------------------------------------
    Net cash used by investing activities                   (126,933)           (160,616)            (77,829)

See accompanying Notes to Consolidated Financial Statements.

                                                                              23


CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D)
- --------------------------------------------------------------------------------

                                                                              YEAR ENDED MARCH 31,
                                                           ----------------------------------------------------
                                                                 1996                1995                1994
                                                           ----------------------------------------------------
                                                                                 (In Thousands)

FINANCING ACTIVITIES
Increase in deposits                                     $    77,955          $   30,858          $    3,584
Increase (decrease) in advance payments by
 borrowers for taxes and insurance                              (813)                778                 882
Proceeds of notes payable to Federal Home
 Loan Bank                                                   407,250             368,350             151,750
Repayment of notes payable to Federal Home
 Loan Bank                                                  (391,195)           (280,600)            (76,000)
Increase in securities sold under agreements
 to repurchase                                                41,982               5,600                   -
Increase in other loans payable                                7,031                   -                   -
Treasury stock purchased                                     (19,756)             (8,149)            (10,201)
Sale of treasury stock for American purchase                   3,486                   -                   -
Reissuance of treasury stock for options                         306                 266                 296
Payments of cash dividends to stockholders                    (1,652)             (1,190)             (1,088)
Cash repayment of ESOP borrowing                                 928                 600                 600
                                                           ----------------------------------------------------
  Net cash provided by financing activities                 125,522             116,513              69,823
                                                           ----------------------------------------------------
  Increase (decrease) in cash and cash equivalents           14,824              (6,422)              1,702
Cash and cash equivalents at beginning of year                28,865              35,287              33,585
                                                           ----------------------------------------------------
  Cash and cash equivalents at end of year              $    43,689          $   28,865          $   35,287
                                                           ----------------------------------------------------
                                                           ----------------------------------------------------

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid or credited to accounts:
 Interest on deposits and borrowings                      $   74,536          $   52,111          $   49,975
 Income taxes                                                  8,370               9,248              10,132

Non-cash transactions:
 Mortgage loans transferred to loans held for sale             2,573              13,040                   -
 Loans transferred to foreclosed properties                    1,614               6,680               6,297
 Mortgage loans converted into mortgage-backed securities     96,772                   -              15,096
 Mortgage-related securities transferred to
  available for sale (at amortized cost)                      90,376                   -              40,887
 Investment securities transferred to available
  for sale (at amortized cost)                                     -                   -               3,969
 American Equity BanCorp purchase:
  Investment securities available for sale                    (2,390)                  -                   -
  Mortgage-related securities available for sale                 954                   -                   -
  Loans held for sale                                         (5,969)                  -                   -
  Loans receivable                                           (85,244)                  -                   -
  Office properties and equipment                             (1,314)                  -                   -
  Federal Home Loan Bank stock                                (1,346)                  -                   -
  Other assets                                                (4,022)                  -                   -
  Deposits                                                    64,803                   -                   -
  Notes payable to Federal Home Loan Bank                     26,314                   -                   -
  Other liabilities                                            1,038                   -                   -
  Treasury stock issued                                        7,698                   -                   -
  Other stockholders' equity                                   1,273                   -                   -


See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- --------------------------------------------------------------------------------

BUSINESS Anchor BanCorp Wisconsin Inc. (the "Corporation") is a Wisconsin corporation incorporated in March, 1992 for the purpose of becoming a savings and loan holding company for AnchorBank, S.S.B. (the "Bank"), a wholly-owned subsidiary. On July 15, 1992, the Bank converted from a mutual to a stock form of ownership and the Corporation completed its initial public offering. The Bank provides a full range of financial services to individual customers through its branch locations in Wisconsin. The Bank is subject to competition from other financial institutions and other financial service providers. The Corporation and its subsidiary also are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities. The Corporation created a non-banking subsidiary in fiscal 1996, Investment Directions, Inc., which has invested in a limited partnership located in Austin, Texas.

BASIS OF FINANCIAL STATEMENT PRESENTATION The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts and operations of the Corporation, the Bank and the Bank's subsidiaries, all of which are wholly-owned. Significant intercompany accounts and transactions have been eliminated. Investments in joint ventures and other less than 50% owned partnerships, which are not material, are accounted for on the equity method. Partnerships over 50% ownership are consolidated, with significant intercompany accounts eliminated.

The average number of shares outstanding for 1995 and 1994 has been adjusted to reflect the five-for-four stock split distributed in October, 1995. Cash dividends per share were also restated.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, as well as the valuation of intangible assets, investments, mortgage-related securities and mortgage servicing rights. In connection with the determination of the allowance for loan losses and real estate owned, management obtains independent appraisals for significant properties.

CASH AND CASH EQUIVALENTS The Corporation considers federal funds sold and interest-bearing deposits that have original maturities of three months or less to be cash equivalents.

INVESTMENT AND MORTGAGE-RELATED SECURITIES HELD TO MATURITY AND AVAILABLE FOR SALE Securities are classified as held to maturity when the Corporation has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Securities not classified as held to maturity are classified as available for sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. At March 31, 1996 and 1995, the balances of stockholders' equity were decreased by $82,000 and $458,000, net of $55,000 and $305,000 in deferred income taxes. See Notes 3 and
4.  No securities are held by the Corporation in a trading account.

In October, 1995, the Financial Accounting Standards Board ("FASB") approved a modification of Statement of Financial Accounting Standards ("SFAS") No. 115, wherein from November 15, 1995, through December 31, 1995, the Corporation had the opportunity to reconsider its classifications of investment and mortgage-related securities as held to maturity, trading, or available for sale. Accordingly, on December 31, 1995, the Corporation chose to reclassify certain mortgage-backed securities from held to maturity to available for sale. At the date of transfer, the amortized cost of the mortgage-backed securities was $90,376,000. The unrealized gain on those securities was $684,000, which is included in stockholders' equity net of income tax effect of $274,000.

The amortized cost of securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from the related security.

Realized gains and losses, and the decline in value judged to be other than temporary, are included in "Net gain (loss) on sale of securities" in the consolidated statements of income. The cost of securities sold is based on the specific identification method.

LOANS HELD FOR SALE Loans held for sale generally consist of current production of certain fixed-rate mortgage loans and certain adjustable-rate mortgage loans which are carried at the lower of aggregate cost or market value. Fees received from the borrower and direct costs to originate are deferred and recorded as an adjustment of the sales price. Any premium or discount recorded at the time of sale (reflecting the present value of the difference between the contractual interest rate of the loans sold and the yield to the investor, adjusted for an estimated normal servicing fee) is recognized in loan servicing income over the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

estimated lives of the related loans using the level yield method adjusted periodically for prepayments. The servicing fee on loans sold to and serviced for others is recognized when the related loan payments are received.

INTEREST ON LOANS  Interest on loans is recorded using the accrual method.
Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of principal and interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from income. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. Allowances of $868,000 and $331,000 were established at March 31, 1996 and 1995, respectively, for interest on non-accrual status loans.


LOAN FEES AND DISCOUNTS Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount is amortized as an adjustment to the related loans' yield. The Corporation is amortizing these amounts, as well as discounts on purchased loans, using the level yield method, adjusted for prepayments, over the contractual life of the related loans.

FORECLOSED PROPERTIES AND REPOSSESSED ASSETS Real estate (which was acquired by foreclosure or by deed in lieu of foreclosure) and other repossessed assets are carried at the lower of cost or fair value, less estimated selling expenses. Costs relating to the development and improvement of the property are capitalized; holding period costs are charged to expense. Gains on sales are recognized based on the carrying value when the earnings process is substantially complete. Losses on sales not previously provided for are recognized upon closing of the sale.

ALLOWANCE FOR LOSSES Allowances for losses on loans, lease receivables, foreclosed properties and repossessed assets are established when a loss is probable and can be reasonably estimated. Management's evaluation of loss considers various factors including, but not limited to, general economic conditions, the level of troubled assets, expected future cash flows, loan portfolio composition, prior loss experience, estimated sales price of the collateral and holding and selling costs. The evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Management believes that the allowances for losses on loans, lease receivables, foreclosed properties and re-possessed assets are adequate. While management uses available information to recognize losses, future additions to the allowances may be necessary based on changes in economic conditions.

REAL ESTATE HELD FOR DEVELOPMENT AND SALE Real estate held for development and sale includes investments in partnerships which purchased land and other property and also an investment in multi-family residential property. These investments are carried at the lower of initial cost plus capitalized development period costs and interest, less accumulated depreciation, or estimated fair value.

OFFICE PROPERTIES AND EQUIPMENT Office properties and equipment are recorded at cost and include expenditures for new facilities and items that substantially increase the useful lives of existing buildings and equipment. Expenditures for normal repairs and maintenance are charged to operations as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the resulting gain or loss is recorded in income.

DEPRECIATION AND AMORTIZATION The cost of office properties and equipment is being depreciated principally by the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is being amortized on the straight-line method over the lessor of the term of the respective lease or estimated economic life.

POSTRETIREMENT EMPLOYEE BENEFIT A limited number of former officers and directors are provided certain post-retirement health care insurance benefits. The Corporation has established an accrual representing the present value of these benefits. The amount of this accrual is reported in "Other liabilities" on the consolidated balance sheet and is insignificant to current operations and cumulative earnings.

INCOME TAXES The Corporation provides for income taxes using the liability method. Under this method, financial statement provisions are made in the income tax expense accounts for deferred taxes applicable to income and expense items reported in different periods than for income tax purposes. This policy also requires that deferred tax assets and liabilities be adjusted regularly to amounts estimated to be receivable or payable based on current tax law and the Corporation's tax status. Consequently, tax expense in future years may be impacted by changes in tax rates and return limitations.

EARNINGS PER SHARE Primary and fully diluted earnings per share are based on the weighted average number of common shares outstanding during each period and common equivalent shares (using the treasury stock method) outstanding at the end of each period. The Corporation's common equivalent shares consist entirely of stock options. The resulting number of shares used in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

computing primary earnings per share for the years ended March 31, 1996, 1995 and 1994 is 5,341,652, 5,387,000 and 5,806,000, respectively. The resulting number of shares used in computing fully diluted earnings per share for the years ended March 31, 1996, 1995 and 1994 is 5,369,046, 5,412,000 and 5,815,000,
respectively.

PENDING ACCOUNTING CHANGE SFAS No. 122, "Accounting For Mortgage Servicing Rights, an Amendment of SFAS No. 65," is being adopted prospectively effective April 1, 1996. SFAS No. 122 requires the cost of originating mortgage servicing rights to be capitalized separately from the cost of originating a loan, when a definitive plan to sell or securitize the loan and retain the mortgage servicing rights exists. Once recorded, mortgage servicing rights are amortized in proportion to expected net servicing income. The effect of this adoption will depend on the volume of loan sales which is affected by future interest rate levels and other factors.

RECLASSIFICATIONS Certain 1995 and 1994 accounts have been reclassified to conform to the 1996 presentations.


NOTE 2 - BUSINESS COMBINATIONS
- -------------------------------------------------------------------------------

On June 30, 1995, the Corporation acquired American Equity BanCorp ("American") of Stevens Point, Wisconsin. In the acquisition, 474,753 shares of the Corporation's common stock were issued to American stockholders based upon an exchange ratio of .976 shares of the Corporation's common stock for each outstanding share of American's common stock. Upon closing, American's wholly-owned subsidiary, American Equity Bank, F.S.B. ("American Bank") was merged into the Bank as a branch office. American was merged into the Corporation. The transaction was accounted for as a purchase. The assets and liabilities of American were recorded at their estimated fair value at the date of acquisition; results of operations were included in the Consolidated Statement of Income since July 1, 1995. Prior to purchase accounting entries, American had total assets, deposits and stockholders' equity of $102.4 million, $65.3 million and $9.4 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES
- --------------------------------------------------------------------------------

The amortized cost and fair values of investment securities are as follows (in thousands):


                                                                     GROSS           GROSS
                                                      AMORTIZED    UNREALIZED      UNREALIZED      FAIR
                                                        COST         GAINS           LOSSES        VALUE
                                                      --------------------------------------------------

AT MARCH 31, 1996:
Available for Sale:
 U.S. Government and federal agency obligations      $20,498        $ 70            $(235)      $20,333
 Mutual funds                                          9,059          --               (1)        9,058
 Corporate stock and other                               791          59              --            850
                                                     --------------------------------------------------
                                                     $30,348        $129            $(236)      $30,241
                                                     --------------------------------------------------
                                                     --------------------------------------------------
Held to Maturity:
 U.S. Government and federal agency obligations      $ 2,500        $  5            $  (2)      $ 2,503
 Certificates of deposit                                  96          --               --            96
                                                     --------------------------------------------------
                                                     $ 2,596        $  5            $  (2)      $ 2,599
                                                     --------------------------------------------------
                                                     --------------------------------------------------

AT MARCH 31, 1995:
Available for Sale:
 U.S. Government and federal agency obligations      $13,733       $ 59             $(445)      $13,347
 Mutual funds                                         10,185         --                --        10,185
                                                     --------------------------------------------------
                                                     $23,918       $ 59             $(445)      $23,532
                                                     --------------------------------------------------
                                                     --------------------------------------------------
Held to Maturity:
 Certificates of deposit                             $   100       $ --             $  --       $   100
                                                     --------------------------------------------------
                                                     --------------------------------------------------




Proceeds from sales of investment securities available for sale during the years ended March 31, 1996, 1995 and 1994 were $50,562,000, $18,104,000 and
$18,895,000, respectively. Gross gains of $31,000, zero and $48,000 were realized on those sales in the respective periods. Gross losses of $28,000, $44,000 and $95,000 were also realized in the respective periods.

The amortized cost and fair value of investment securities by contractual maturity at March 31, 1996, are shown below (in thousands). Actual maturities may differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                       AVAILABLE FOR SALE   HELD TO MATURITY
                                       --------------------------------------
                                       AMORTIZED  FAIR      AMORTIZED   FAIR
                                          COST    VALUE        COST     VALUE
                                       --------------------------------------
Due in one year or less                 $ 9,059   $ 9,058     $   96   $   96
Due after one year through five years    20,598    20,433      2,500    2,503
Corporate stock                             691       750         --       --
                                       --------------------------------------
                                        $30,348   $30,241     $2,596   $2,599
                                       --------------------------------------
                                       --------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - MORTGAGE-RELATED SECURITIES
- -------------------------------------------------------------------------------

The amortized cost and fair values of mortgage-related securities are as follows (in thousands):


                                                                     GROSS         GROSS
                                                      AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                        COST          GAINS        LOSSES      VALUE
                                                      --------------------------------------------------

AT MARCH 31, 1996:
Available for Sale:
 Mortgage-derivative securities                        $  7,362      $ --           $  (107)     $  7,255
 Mortgage-backed securities                             104,013       234            (1,234)      103,013
                                                       --------------------------------------------------
- -                                                      $111,375      $234           $(1,341)     $110,268
                                                       --------------------------------------------------
                                                       --------------------------------------------------
Held to Maturity:
 Mortgage-derivative securities                        $ 27,738      $ 20           $  (578)     $ 27,180
 Mortgage-backed securities                            $ 82,992       458              (773)     $ 82,677
                                                       --------------------------------------------------
                                                       $110,730      $478           $(1,351)     $109,857
                                                       --------------------------------------------------
                                                       --------------------------------------------------

AT MARCH 31, 1995:
Available for Sale:
 Mortgage-derivative securities                        $ 11,758      $  1           $  (206)     $ 11,553
 Mortgage-backed securities                              25,504        19              (505)       25,018
                                                       --------------------------------------------------
                                                       $ 37,262      $ 20           $  (711)     $ 36,571
                                                       --------------------------------------------------
                                                       --------------------------------------------------
Held to Maturity:
 Mortgage-derivative securities                        $ 25,490      $ --           $  (932)     $ 24,558
 Mortgage-backed securities                              98,340        45            (2,569)       95,816
                                                      ---------------------------------------------------
                                                       $123,830      $ 45           $(3,501)     $120,374
                                                      ---------------------------------------------------
                                                      ---------------------------------------------------



Proceeds from sales of mortgage-related securities available for sale during the years ended March 31, 1996, 1995 and 1994 were $9,107,000, $890,000 and
$31,840,000, respectively.  Gross gains of $248,000, $1,000 and $166,000 were realized on those sales in the respective periods. Gross losses of $4,000, $4,000 and $20,000 were also realized in the respective periods.

Mortgage-related securities are backed by governmental agencies, including the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association and the Government National Mortgage Association. Mortgage-derivative securities are made up of real estate mortgage investment conduits with estimated average lives of five years or less.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE
- -------------------------------------------------------------------------------

Loans receivable held for investment consist of the following (in thousands):


                                                 MARCH 31,
                                       --------------------------
                                           1996            1995
                                       --------------------------
First mortgage loans:
Single-family residential              $  745,170      $  716,212
Multi-family residential                  162,432         141,401
Commercial real estate                    139,918         123,438
Construction                               77,187          66,519
Land                                       21,077          13,644
                                       --------------------------
                                        1,145,784       1,061,214
Second mortgage loans                     140,302         111,725
Education loans                            88,674          69,264
Commercial business loans and leases       30,715          21,739
Credit cards and other consumer loans      28,481          18,997
                                       --------------------------
                                        1,433,956       1,282,939
Less:
Undisbursed loan proceeds                  46,493          25,980
Allowance for loan losses                  22,807          22,429
Unearned loan fees                          2,453           2,000
Discount on purchased loans                 1,005           1,151
Unearned interest                             118             272
                                       --------------------------
                                           72,876          51,832
                                       --------------------------
                                       $1,361,080      $1,231,107
                                       --------------------------
                                       --------------------------



Loans serviced for investors approximated $874,081,000, $732,414,000 and $693,749,000 at March 31, 1996, 1995 and 1994, respectively. These loans are not reflected in the consolidated financial statements.

A summary of the activity in the allowance for loan losses follows (in thousands):

                                               YEAR ENDED MARCH 31,
                                       --------------------------------------
                                         1996           1995           1994
                                       --------------------------------------


Balance at beginning of year           $ 22,429       $ 22,119       $ 18,437
Acquired bank's allowance                   550             --             --
Provisions                                  475          1,580          4,348
Charge-offs                                (998)        (1,805)        (3,622)
Recoveries                                  351            535          2,956
                                       --------------------------------------
  Balance at end of year               $ 22,807       $ 22,429       $ 22,119
                                       --------------------------------------
                                       --------------------------------------


A substantial portion of the Bank's loans are collateralized by real estate in and around Dane County, Wisconsin. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio is susceptible to changes in market conditions in that area.


Impaired loans as defined under SFAS No. 114 are immaterial and no separate disclosure was deemed necessary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - FORECLOSED PROPERTIES AND REPOSSESSED ASSETS
- -------------------------------------------------------------------------------

Foreclosed properties, repossessed assets and properties subject to redemption are summarized as follows (in thousands):

                                                         MARCH 31,
                                                      --------------
                                                        1996    1995
                                                      ---------------

Foreclosed properties and repossessed assets          $  786   $  483
Properties subject to redemption                       6,008    7,420
                                                      ---------------
                                                       6,794    7,903
Less allowance for losses                                717      787
                                                      ---------------
                                                      $6,077   $7,116
                                                      ---------------
                                                      ---------------

The summary of the activity in the allowance for losses follows (in thousands):

                                               YEAR ENDED MARCH 31,
                                       ------------------------------
                                       1996        1995      1994
                                       ------------------------------

Balance at beginning of year           $ 787      $ 343    $   130
Provision                                200        950      1,225
Charge-offs                             (270)      (506)    (1,012)
                                       ------------------------------
  Balance at end of year               $ 717      $ 787    $   343
                                       ------------------------------
                                       ------------------------------

Provision for losses on foreclosed properties and repossessed assets are included in "Net cost of operations of foreclosure properties" in the consolidated statements of income.


NOTE 7 - OFFICE PROPERTIES AND EQUIPMENT
- --------------------------------------------------------------------------------

Office properties and equipment are summarized as follows (in thousands):

                                                            MARCH 31,
                                                       -----------------
                                                         1996     1995
                                                       -----------------

Land and land improvements                             $ 3,951   $ 3,395
Office buildings                                        15,623    13,931
Furniture and equipment                                 14,180    12,136
Leasehold improvements                                   2,084     2,106
Parking ramp                                             1,573     1,573
Property for future expansion                              126       317
                                                       -----------------
                                                        37,537    33,458

Less allowance for depreciation and amortization        18,631    16,252
                                                       -----------------
                                                       $18,906   $17,206
                                                       -----------------
                                                       -----------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - DEPOSITS
- -------------------------------------------------------------------------------

Deposits are summarized as follows (dollars in thousands):

                                                   MARCH 31,
                                   ----------------------------------------
                                           1996                  1995
                                   ----------------------------------------
                                            WEIGHTED              WEIGHTED
                                             AVERAGE               AVERAGE
                                     AMOUNT    RATE     AMOUNT       RATE
                                   ----------------------------------------
Negotiable order of withdrawal
 ("NOW") accounts:
 Non-interest-bearing             $   71,213     --%  $   46,529       --%
 Interest-bearing                     53,852   1.50       52,209     1.50
 Variable rate                        14,721   1.99       12,661     1.79
                                   ---------           ---------
                                     139,786   0.79      111,399     0.91
Variable rate insured money
 market accounts                     143,189   4.15       64,635     2.68
Passbook accounts                    106,092   2.30      105,001     2.28
Certificates of deposit:
 3.00% to  4.99%                     122,367   4.79      368,419     4.52
 5.00% to  6.99%                     705,945   5.81      349,201     5.57
 7.00% to  8.99%                      17,499   7.18       93,465     7.27
                                   ---------          ----------
                                     845,811   5.69      811,085     5.29
                                   ---------          ---------
                                   1,234,878   4.67%   1,092,120     4.40%
                                               ----                  ----
                                               ----                  ----

Accrued interest on deposits           6,080               6,090
                                  ----------          ----------
                                  $1,240,958          $1,098,210
                                  ----------          ----------
                                  ----------          ----------



A summary of annual maturities of certificates of deposit follows (in thousands):

MATURES DURING YEAR ENDED MARCH 31,                                   AMOUNT
- --------------------------------------------------------------------------------

1997                                                                 $576,757
1998                                                                  206,533
1999                                                                   33,311
Thereafter                                                             29,210
                                                                     --------
                                                                     $845,811
                                                                     --------
                                                                     --------

At March 31, 1996 and 1995, certificates of deposit with balances greater than or equal to $100,000 amounted to $68,525,000 and $40,043,000, respectively. These deposits had scheduled maturity dates as follows (in thousands):

                                          MARCH 31,
                                  -----------------------
                                      1996        1995
                                  -----------------------

Three months or less               $11,588      $12,293
Over three through six months        7,324        6,316
Over six through twelve months      38,547       13,163
Over twelve months                  11,066        8,271
                                  -----------------------
                                   $68,525      $40,043
                                  -----------------------
                                  -----------------------


Interest expense on deposits consists of the following (in thousands):

                                                     YEAR ENDED MARCH 31,
                                               --------------------------------
                                                 1996        1995        1994
                                               --------------------------------

NOW accounts                                   $ 1,126     $ 1,110      $ 1,364
Variable rate insured money market accounts      3,451       1,952        2,352
Passbook accounts                                2,498       2,674        3,083
Certificates of deposit                         48,275      35,202       34,616
                                               --------------------------------
                                               $55,350     $40,938      $41,415
                                               --------------------------------
                                               --------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - BORROWINGS
- -------------------------------------------------------------------------------

The Bank enters into sales of securities (primarily mortgage-backed securities) under agreements to repurchase the securities ("reverse repurchase agreements"). These agreements are treated as financings with the obligations to repurchase securities reflected as a liability and the dollar amount of securities underlying the agreements remaining in the asset accounts. The securities underlying the agreements are held by the counter-party brokers in the Bank's account. At March 31, 1996 and 1995, liabilities recorded under agreements to repurchase the identical securities were $47,582,000 and $5,600,000, respectively. The reverse repurchase agreements had a weighted-average interest rate of 5.32% and 6.72% at March 31, 1996 and 1995, respectively, and mature within one year of the fiscal year-end. Based upon month-end balances, securities sold under agreements to repurchase averaged $35,352,000 and $467,000 during 1996 and 1995, respectively. The maximum outstanding at any month-end was $72,850,000 and $5,600,000 during 1996 and 1995, respectively. The agreements were collateralized by mortgage-backed securities available for sale with market values of $72,747,000 and $6,046,000 at March 31, 1996 and 1995, respectively.

Federal Home Loan Bank ("FHLB") advances and other loans payable consist of the following (dollars in thousands):

                                             MARCH 31, 1996      MARCH 31, 1995
                       ---------------------------------------------------------
                        MATURES DURING                WEIGHTED         WEIGHTED
                      YEAR ENDED MARCH 31,    AMOUNT    RATE    AMOUNT     RATE
                       ---------------------------------------------------------
FHLB advances:               1996           $     --     --%   $132,750   5.67%
                             1997            177,500   5.71      99,000   5.94
                             1998            109,370   5.75      25,250   5.41
                             1999             29,950   5.34      17,500   5.14
                             2000                 49   5.78          --     --
Other loans payable          1997              5,998  10.08          --     --
Subsidiary mortgage          2005              1,033   9.13          --     --
                                              -------           --------
                                            $323,900   5.78%   $274,500  5.71%
                                             ----------------------------------
                                             ----------------------------------

The Bank is required to maintain unencumbered first mortgage loans in its portfolio aggregating at least 167% of the amount of outstanding advances from the FHLB as collateral. In addition, these notes are collateralized by FHLB stock of $16,019,000 at March 31, 1996.

Other loans payable are payable in quarterly installments ranging from $500,000 to $1,500,000. Interest at the lender's prime rate is payable monthly. Under the terms of the indenture relating to the loan, the ability of the Corporation to incur additional indebtedness is limited under certain circumstances. The indenture does not limit the ability of the Bank to incur indebtedness. The subsidiary mortgage is payable in principal and interest payments beginning in June, 1996 at an initial interest rate of 9.125% which is fixed for three years. The final maturity date is October, 2005.


NOTE 10 - STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------

The Board of Directors declared a five-for-four stock split of the Corporation's common stock to stockholders of record on October 13, 1995, payable on October 27, 1995. This stock split was effected in the form of a 25% stock dividend by the distribution of shares. The par value of the common stock remained at $0.10.

The Board of Directors of the Corporation is authorized to issue preferred stock in series and to establish the voting powers, other special rights of the shares of each such series and the qualifications and restrictions thereof. Preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences or both, and may have full or limited voting rights. Under Wisconsin state law, preferred stockholders would be entitled to vote as a separate class or series in certain circumstances, including any amendment which would adversely change the specific terms of such series of stock or which would create or enlarge any class or series ranking prior thereto in rights and preferences. No preferred stock has been issued.

Under federal law and regulations, the Bank is required to meet certain tangible, core and risk-based capital requirements. Tangible capital generally consists of stockholders' equity minus certain intangible assets. Core capital generally consists of tangible capital plus qualifying intangible assets. The risk-based capital requirements address credit risk related to both recorded and off-balance sheet commitments and obligations. As a state-chartered savings institution, the Bank is also subject to the minimum regulatory capital requirements of the State of Wisconsin.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

The following table summarizes the Bank's capital ratios and the ratios required by The Office of Thrift Supervision ("OTS") and the State of Wisconsin at March 31, 1996 (dollars in thousands):

                                                                                                         STATE OF
                                                          TANGIBLE           CORE        RISK-BASED     WISCONSIN
                                                           CAPITAL          CAPITAL       CAPITAL        CAPITAL
                                                         -----------------------------------------------------------

Bank's stockholder's equity                              $ 107,822        $ 107,822      $ 107,822      $ 107,822
Adjustment for SFAS No. 115 capital component                  763              763            763             --
Goodwill and other                                          (2,598)          (2,598)        (2,757)            --
Allowable unallocated general loss allowance                    --               --         13,345         21,546
                                                         -----------------------------------------------------------
  Total regulatory capital                                 105,987          105,987        119,173        129,368
Required amount                                             26,070           52,141         84,758        104,392
                                                         -----------------------------------------------------------
  Excess                                                 $  79,917        $  53,846      $  34,415      $  24,976
                                                         -----------------------------------------------------------

Regulatory capital ratio                                      6.10%            6.10%         11.25%          7.44%
Required ratio                                                1.50             3.00           8.00           6.00
                                                         -----------------------------------------------------------
  Excess                                                      4.60%            3.10%          3.25%          1.44%
                                                         -----------------------------------------------------------
                                                         -----------------------------------------------------------




The OTS has adopted a final rule, which was effective in 1994, disallowing any new core deposit intangibles, acquired after the rule's effective date, from counting as regulatory capital. Core deposit intangibles acquired prior to the effective date have been grandfathered for purposes of this rule. The OTS also has proposed to increase the minimum required core capital ratio from the current 3.00% to a range of 4.00% to 5.00% for all but the most healthy financial institutions. The OTS has added an interest rate risk calculation such that an institution with a measured interest rate risk exposure, as defined, greater than specified levels must deduct an interest rate risk component when calculating the OTS risk-based capital. Final implementation of this rule was pending at March 31, 1996. Management does not believe these rules will significantly impact the Bank's ability to meet the capital requirements.

Under the terms of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the Bank is further subject to the prompt corrective action ("PCA") provisions of FDICIA. Under FDICIA, thrift institutions are assigned, based upon regulatory capital ratios and other subjective supervisory criteria, to one of five PCA categories, ranging from "well capitalized" to "critically undercapitalized." Institutions assigned to the three lowest categories are subject to PCA sanctions by the OTS. PCA sanctions include, among other items, additional restrictions on dividends and capital distributions. As of March 31, 1996, management believes that the Bank had capital in excess of the requirements to be a "well capitalized" institution under the PCA provisions of FDICIA.

Applicable rules and regulations of the OTS impose limitations on dividends paid by the Bank. Within those limitations, certain "safe harbor" dividends are permitted, subject to providing the OTS at least 30 days' advance notice. The safe harbor amount is based upon an institution's regulatory capital level. Thrift institutions which have capital in excess of all capital requirements before and after the proposed dividend, are permitted to make capital distributions during any calendar year up to the greater of (i) 100% of net income to date during the calendar year, plus one-half of the surplus over such institution's capital requirements at the beginning of the calendar year, or
(ii) 75% of net income over the most recent four-quarter period. Additional restrictions would apply to an institution which does not meet its capital requirement before or after a proposed dividend. In addition, as a result of the PCA provisions of FDICIA, the OTS has indicated that it intends to review existing regulations on dividends to determine whether amendments are necessary based on such provisions. In the interim, the OTS has indicated that it intends to determine the permissibility of dividends consistent with the PCA provisions of FDICIA.

Unlike the Bank, the Corporation is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the source of its future corporate dividends may depend upon dividends from the Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - EMPLOYEE BENEFIT PLANS
- --------------------------------------------------------------------------------


The Corporation maintains a defined contribution plan that covers substantially all employees with more than one year of service and who are at least 21 years of age. Participating employees may contribute up to 18% (8% before tax and 10% after tax) of their compensation. The Corporation must match the amounts contributed by each participating employee up to 2% of the employee's compensation and 25% of each employee's contributions up to the next 4% of compensation. The Corporation may also contribute additional amounts at its discretion. The Corporation's contribution was $307,000, $272,000 and $249,000 for the years ended March 31, 1996, 1995 and 1994, respectively.

In conjunction with the Bank's conversion, the Corporation formed an Employee Stock Ownership Plan ("ESOP"). The ESOP covers substantially all employees with more than one year of employment and who are at least 21 years of age. The ESOP borrowed $3,000,000 from the Corporation to purchase 375,000 common shares issued in the conversion. The Bank will make scheduled cash contributions to the ESOP sufficient to service the amount borrowed. Shares are released based on the ratio of the current year principal and interest paid on the ESOP loan to the total principal and interest estimated to be due for the remaining life of the loan, applied against the remaining unreleased shares. Any discretionary contributions to the ESOP and the shares calculated to be released from the suspense account are allocated among participants on the basis of compensation. Forfeitures are reallocated among remaining participating employees. The unpaid balance of the ESOP loan is reflected as a reduction of stockholders' equity in the Corporation's consolidated balance sheets. During fiscal 1996, as part of the acquisition of American, the Corporation acquired the existing ESOP of American, originally established by American in 1992. The plan's 36,791 shares and $656,426 in debt were merged into the existing ESOP. The ESOP plan expense for the fiscal years 1996, 1995 and 1994 was $1,074,000, $746,000 and $740,000, which was the amount of principal ($928,000, $600,000 and $600,000, respectively) and interest ($146,000, $146,000 and $140,000, respectively) due on the ESOP debt as of March 31, 1996, 1995 and 1994, respectively. The dividends on ESOP shares were used to purchase additional shares to be allocated under the plan. The number of shares allocated to participants is determined based on the annual contribution plus any shares purchased from dividends received during the year.

The activity in the number of ESOP shares follows (1995 and 1994 shares have been restated for the stock split):

                                             YEAR ENDED MARCH 31,
                                       ----------------------------
                                         1996      1995     1994
                                       ----------------------------
Balance at beginning of year           377,475   379,238   376,161
Additional shares purchased             36,791     2,225     3,077
Shares distributed for terminations         --      (276)       --
Sale of shares for cash distributions   (4,625)   (3,712)       --
                                       ----------------------------

  Balance at end of year               409,641   377,475   379,238
Allocated shares included above        329,620   236,752   162,092
                                       ----------------------------
  Unreleased shares                     80,021   140,723   217,146
                                       ----------------------------
                                       ----------------------------

The Corporation also formed four Management Recognition Plans ("MRPs") which acquired a total of 4% of the shares of common stock in the conversion. The Bank contributed $2,000,000 to the MRPs to enable the MRP trustee to acquire a total of 250,000 shares of common stock in the conversion. Of these shares, 1,200 shares and 1,625 shares were awarded during the years ended March 31, 1996 and 1994, respectively, to employees in management positions in order to provide them with a proprietary interest in the Corporation in a manner designed to encourage such employees to remain with the Corporation. There were no additional grants during the year ended March 31, 1995. The $2,000,000 contributed to the MRPs is being amortized to compensation expense as the Bank's employees become vested in the awarded shares, which is generally over five years. During fiscal 1996, as part of the acquisition of American, the Corporation acquired the existing MRP of American, originally established by American in 1992. The plan was merged into one of the existing MRPs. The amount amortized to expense was $287,000, $246,000 and $238,000 for the years ended March 31, 1996, 1995 and 1994, respectively. Shares becoming vested during the years ended March 31, 1996, 1995 and 1994 and distributed to the employees totalled 30,041, 30,041 and 29,500, respectively. The remaining unamortized cost of the MRPs, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity.

The Corporation also has stock option plans under which shares of common stock are reserved for the grant of both incentive and non-incentive stock options to directors, officers and employees. The Corporation follows the intrinsic value method of accounting. Therefore, because the plan provides that option prices will not be less than the fair market value of the stock at the grant date, no compensation expense is recorded as a result of these options. The date on which the options are first exercisable is determined by a committee of the Board of Directors of the Corporation. The options expire no later than ten years from the grant date.
                                                                          35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

A summary of stock options activity follows:

                                    NUMBER          OPTION PRICE
                                  OF SHARES         PER SHARE
                                  --------------------------------

Balance at April 1, 1993          363,125     $ 8.00
 Granted                           26,063      17.60
 Exercised                        (36,813)      8.00
 Cancelled                             --
                                  --------------------------------
Balance at March 31, 1994         352,375       8.00  -   $17.60
 Granted                           64,688      21.60  -    22.10
 Exercised                        (33,313)      8.00
 Cancelled                             --
                                  --------------------------------
Balance at March 31, 1995          383,750      8.00  -    22.10
 Granted                          210,270       8.20  -    26.10
 Exercised                        (36,851)      8.00  -    14.76
 Cancelled                         (3,750)      8.00  -    26.10
                                  --------------------------------
Balance at March 31, 1996         553,419     $ 8.00  -   $26.10
                                  --------------------------------
                                  --------------------------------

During the years ended March 31, 1996 and 1995, 260,329 shares and 94,781 shares were exercisable, respectively. At March 31, 1996, options for 479,250 shares were available for future grants.

During the year ended March 31, 1994, the Corporation adopted two deferred compensation plans to benefit certain executives of the Corporation and the Bank. The first plan provides for contributions by both the participant and the Corporation equal to the amounts in excess of limitations imposed by the Internal Revenue Code amendment of 1986. The expense associated with this plan for fiscal 1996, 1995 and 1994 was $134,000, $184,000 and $108,000,
respectively. The second plan provides for contributions by the Corporation to supplement the participant's retirement. The expense associated with this plan for fiscal 1996, 1995 and 1994 was $534,000, $133,000 and $100,000,
respectively.


NOTE 12 - INCOME TAXES
- --------------------------------------------------------------------------------

The Corporation and its subsidiaries file a consolidated federal income tax return and separate state income tax returns.

The Bank qualifies under provisions of the Internal Revenue Code which permit as a deduction from taxable income allowable bad debt deductions which, in prior years, significantly exceeded actual losses and the financial statement loan loss provisions. Amounts accumulated in excess of the base year level, as defined by the Internal Revenue Service, are treated as temporary timing differences. The amount of the base year reserves is considered to meet the indefinite reversal criteria of Accounting Principle Board Opinion No. 23, "Accounting for Income Taxes -- Special Areas," and, accordingly, is not subject to deferred taxes. The Bank's base year tax bad debt reserves are approximately $28,245,000. Income taxes of approximately $11,300,000 would be imposed if the Bank were to use these reserves for any purpose other than to absorb bad debt losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

The provision (benefit) for income taxes consists of the following (in thousands):


                                            YEAR ENDED MARCH 31,
                                  ----------------------------------
                                      1996         1995        1994
                                  ----------------------------------
Current:
 Federal                          $   6,629    $   8,869   $   8,751
 State                                1,038        1,458       1,419
                                  ----------------------------------
                                      7,667       10,327      10,170
Deferred:
 Federal                                276       (1,076)     (1,635)
 State                                   16         (187)       (270)
                                  ----------------------------------
                                        292       (1,263)     (1,905)
                                  ----------------------------------
                                  $   7,959    $   9,064   $   8,265
                                  ----------------------------------
                                  ----------------------------------


The provision for income taxes differs from that computed at the federal statutory corporate tax rate as follows (in thousands):


                                                  YEAR ENDED MARCH 31,
                                            ----------------------------------
                                              1996         1995        1994
                                            ----------------------------------
Income before income taxes                 $ 22,466     $ 23,481     $ 21,737
                                            ----------------------------------
Income tax expense at federal statutory
 rate of 35%                               $  7,863     $  8,218     $  7,608
State income taxes, net of federal income
 tax benefits                                   725          791          756
Reduction in valuation allowance               (600)          --           --
Other                                           (29)          55          (99)
                                            ----------------------------------
 Income tax provision                      $  7,959     $  9,064     $  8,265
                                            ----------------------------------
                                            ----------------------------------

Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Corporation's deferred tax assets (liabilities) are as follows (in thousands):

                                                  MARCH 31,
                                           -----------------------
                                              1996         1995
                                           -----------------------
Deferred tax assets:
 Allowances for losses                     $ 8,313      $   8,328
 Other                                       2,185          2,300
                                           -----------------------
  Total deferred tax assets                 10,498         10,628
 Valuation allowance                          (638)        (1,238)
                                           -----------------------
  Adjusted deferred tax assets               9,860          9,390


Deferred tax liabilities:
    Other                                  (1,233)         (1,042)
                                           -----------------------
  Total deferred tax assets                $ 8,627      $   8,348
                                           -----------------------
                                           -----------------------

A valuation allowance has been recognized to offset deferred tax assets related to state net operating loss carryforwards of subsidiaries and other timing differences. When the deferred benefits are realized, the reduction of the valuation allowance will be used to reduce current tax expense for that period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES
- --------------------------------------------------------------------------------

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, loans sold with recourse against the Corporation and financial guarantees which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement and exposure to credit loss the Corporation has in particular classes of financial instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.


Financial instruments whose contract amounts represent credit risk are as follows (in thousands):

                                                          MARCH 31,
                                                 -----------------------
                                                     1996          1995
                                                 -----------------------
Commitments to extend credit:
  Fixed rate (6.70% to 8.40% at March 31, 1996)  $  22,100      $  2,900
  Adjustable rate                                   13,400        14,100
Unused lines of credit:
 Home equity                                        19,500        11,700
 Credit cards                                       14,000         6,000
 Commercial                                          6,600         8,500
Letters of credit                                   11,300         7,100
Loans sold with recourse                             3,800         4,500
Financial guarantees written                         2,570         8,250

Commitments to extend credit and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Letters of credit commit the Corporation to make payments on behalf of customers when certain specified future events occur. Commitments and letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. As some such commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. With the exception of credit card lines of credit, the Corporation generally extends credit only on a secured basis. Collateral obtained varies, but consists primarily of single-family residences and income-producing commercial properties. Fixed-rate loan commitments expose the Corporation to a certain amount of interest rate risk if market rates of interest substantially increase during the commitment period. Similar risks exist relative to loans classified as held for sale, which totalled $13,968,000 and $2,964,000 at March 31, 1996 and 1995, respectively. This exposure, however, is mitigated by the hedge of firm commitments to sell the majority of the fixed-rate loans. Commitments outstanding to sell mortgage loans within 60 days at March 31, 1996 and 1995 amounted to $20,170,000 and $3,000,000, respectively.

Loans sold to investors with recourse to the Corporation met the underwriting standards of the investor and the Corporation at the time of origination. In the event of default by the borrower, the investor may resell the loans to the Corporation at par value. As the Corporation expects relatively few such loans to become delinquent, the total amount of loans sold with recourse does not necessarily represent future cash requirements. Collateral obtained on such loans consists primarily of single-family residences.

Financial guarantees represent agreements whereby, for an annual fee, certain of the Bank's mortgage-backed securities are pledged as collateral for industrial development revenue bonds, which were issued by municipalities to finance commercial or multi-family real estate owned by third parties. In the event the third party borrowers default on principal or interest payments on the bonds, the Bank is required to either pay the amount in default or acquire the then outstanding bonds. The Bank may foreclose on the underlying real estate to recover amounts in default. Management has considered these agreements in its review of the adequacy of the allowances for losses. At March 31, 1996, certain mortgage-backed securities with carrying values of approximately $3.8 million were held by the trustees as collateral for these bonds totalling $2.6 million. The bond agreements have expiration dates of September, 1996.

Except for the above-noted commitments to originate and/or sell mortgage loans in the normal course of business, the Corporation and the Bank have not undertaken the use of off-balance sheet derivative financial instruments for any purpose.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS
- --------------------------------------------------------------------------------

Disclosure of fair value information about financial instruments, for which it is practicable to estimate that value, is required, whether or not recognized in the balance sheets. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all non-financial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Corporation.

The Corporation does not routinely measure the market value of financial instruments because such measurements represent point-in-time estimates of value. It is generally not the intent of the Corporation to liquidate and therefore realize the difference between market value and carrying value and even if it were, there is no assurance that the estimated market values could be realized. Thus, the information presented is not particularly relevant to predicting the Corporation's future earnings or cash flows.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS AND ACCRUED INTEREST: The carrying amounts reported in the balance sheets approximate those assets' and liabilities' fair values.

INVESTMENT AND MORTGAGE-RELATED SECURITIES: Fair values for investment and mortgage-related securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS RECEIVABLE: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.
The fair values for loans held for sale are based on outstanding sale commitments or quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value of fixed-rate residential mortgage loans held for investment, commercial real estate loans, rental property mortgage loans and consumer and other loans and leases are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. For construction loans, fair values are based on carrying values due to the short-term nature of the loans.

Due to the lack of practicability, the fair value of mortgage loan servicing rights has not been determined and is not presented below.

FEDERAL HOME LOAN BANK STOCK: FHLB stock is carried at cost which is its redeemable (fair) value since the market for this stock is limited.

DEPOSITS: The fair values disclosed for NOW accounts, passbook accounts and variable rate insured money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies current incremental interest rates being offered on certificates of deposit to a schedule of aggregated expected monthly maturities of the outstanding certificates of deposit.

BORROWINGS: The fair value of the Corporation's borrowings are estimated using discounted cash flow analysis, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

OFF-BALANCE-SHEET INSTRUMENTS: Fair value of the Corporation's off-balance-sheet instruments (lending commitments and unused lines of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the counterparties' credit standing and discounted cash flow analyses. The fair value of these off-balance-sheet items approximates the recorded amounts of the related fees and is not material at March 31, 1996 and 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

The carrying amounts and fair values of the Corporation's financial instruments consist of the following (in thousands):



                                                                           MARCH 31,
                                                 ----------------------------------------------------------------
                                                              1996                              1995
                                                 ----------------------------------------------------------------
                                                   CARRYING          FAIR            CARRYING           FAIR
                                                    AMOUNT           VALUE            AMOUNT            VALUE
                                                 ----------------------------------------------------------------
Cash and cash equivalents                        $    43,689       $    43,689      $    28,865       $    28,865
Securities available for sale:
 Investment securities                           $    30,241       $    30,241      $    23,532       $    23,532
 Mortgage-related securities                     $   110,268       $   110,268      $    36,571       $    36,571
Securities held to maturity:
 Investment securities                           $     2,596       $     2,599      $       100       $       100
 Mortgage-related securities                     $   110,730       $   109,857      $   123,830       $   120,374
Loans held for sale                              $    13,968       $    14,268      $     2,964       $     3,263
Loans receivable:
 First mortgage                                  $ 1,096,066       $ 1,080,445      $ 1,032,047       $ 1,021,945
 Consumer                                            257,210           243,387          199,984           185,112
 Commercial business and leases                       30,611            30,611           21,505            21,505
                                                 ----------------------------------------------------------------
                                                 $ 1,383,887       $ 1,354,443      $ 1,253,536       $ 1,228,562
                                                 ----------------------------------------------------------------
                                                 ----------------------------------------------------------------

Federal Home Loan Bank stock                     $    16,019       $    16,019      $    16,007       $    16,007
Accrued interest receivable                      $    11,550       $    11,550      $     9,182       $     9,182

Deposits:
 NOW accounts                                    $   139,786       $   139,786      $   111,399       $   111,399
 Variable rate insured money market accounts         143,189           143,189           64,635            64,635
 Passbook accounts                                   106,092           106,092          105,001           105,001
 Certificates of deposit                             845,811           849,793          811,085           808,281
                                                 ----------------------------------------------------------------
                                                 $ 1,234,878       $ 1,238,860      $ 1,092,120       $ 1,089,316
                                                 ----------------------------------------------------------------
                                                 ----------------------------------------------------------------

Notes payable to Federal Home Loan Bank          $   316,869       $   315,691      $   274,500       $   269,545
Reverse repurchase agreements                    $    47,582       $    47,564      $     5,600       $     5,588
Other loans payable                              $     7,031       $     7,031      $        --       $        --
Accrued interest payable                         $     7,859       $     7,859      $     7,417       $     7,417


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - REGULATORY ISSUES
- --------------------------------------------------------------------------------

The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") as administered by the Federal Deposit Insurance Corporation ("FDIC"). Deposit insurance premiums to both the SAIF and the Bank Insurance Fund ("BIF") of the FDIC were identical when both funds were created in 1989, with an eight cent differential between the premiums paid by well-capitalized institutions and the premiums paid by under-capitalized institutions (23 cents to 31 cents per $100 of assessable deposits). Deposit insurance premiums for the SAIF and the BIF, which insures deposits in national and state-chartered banks, are set to facilitate each fund achieving its designated reserve ratio. In August, 1995, the FDIC determined that the BIF had achieved its designated reserve ratio and lowered BIF deposit insurance premium rates for all but the riskiest institutions. Effective January 1, 1996, BIF deposit insurance premiums for well-capitalized banks were further reduced to the statutory minimum of $2,000 per institution per year. Because the SAIF remains significantly below its designated reserve ratio, SAIF deposit insurance premiums were not reduced and remain at 0.23% to 0.31% of deposits, based upon an institution's supervisory evaluations and capital levels. The current discrepancy in deposit insurance premiums between the BIF and the SAIF could place the Bank at a competitive disadvantage to BIF insured institutions.

The current financial condition of the SAIF has resulted in proposed legislation to recapitalize the SAIF through a one-time special assessment (of approximately 80 cents to 85 cents per $100 of assessable SAIF deposits as of March 31, 1995) and in legislation to then merge the SAIF into the BIF. If the special assessment is enacted, a special one-time assessment of approximately $5.5 million, net of tax effect, would be imposed on the Bank. After the special assessment, it is expected that the SAIF would achieve its designated reserve ratio and that SAIF premium rates would then become comparable to BIF rates. The proposed legislation also contemplates a merger of the SAIF into the BIF, which would require separate legislation. The Corporation is unable to predict whether this legislation will be enacted or the amount or applicable retroactive date of any one-time assessment or the rates that would then apply to assessable SAIF deposits.


Legislation has also been proposed that may result in the Corporation becoming regulated at the holding company level by the Federal Reserve Board rather than by the OTS. Regulation by the Federal Reserve Board could subject the Corporation to capital requirements that are not currently applicable to the Corporation as a holding company under OTS regulation and may result in statutory limitations on the type of business activities in which the Corporation may engage at the holding company level, which business activities currently are not restricted. The Corporation is unable to predict whether such legislation will be enacted.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - PARENT COMPANY ONLY FINANCIAL INFORMATION
- -------------------------------------------------------------------------------

CONDENSED BALANCE SHEETS (in thousands):

                                                               MARCH 31,
                                                         ----------------------
                                                            1996      1995
                                                         ----------------------
ASSETS
Cash and cash equivalents                                $   1,865   $   7,710
Investment in subsidiaries                                 110,275      95,397
Securities available for sale:
 Investment securities                                         850         931
 Mortgage-related securities                                     7       1,763
Investment securities held to maturity                          96         100
Loans receivable, net                                        7,588       3,905
Real estate held for development and sale                    3,958       1,724
Prepaid expenses and other assets                              271       1,342
                                                         ----------------------
                                                         $ 124,910   $ 112,872
                                                         ----------------------
                                                         ----------------------


LIABILITIES
Loans payable                                            $   4,998   $      --
Payable to subsidiary-recognition plan                       1,306       1,534
Other liabilities                                              204         151
                                                         ----------------------
  Total liabilities                                          6,508       1,685

STOCKHOLDERS' EQUITY
Common stock                                                   625         625
Additional paid-in capital                                  50,086      47,638
Retained earnings                                          101,191      88,094
Less: Treasury stock                                       (29,298)    (21,790)
      Deferred compensation due employees                     (928)     (1,200)
      Common stock purchased by recognition plan            (1,546)     (1,534)
      Unrealized losses, net of tax                           (728)       (646)
                                                         ----------------------
  Total stockholders' equity                               118,402     111,187
                                                         ----------------------
                                                         $ 124,910   $ 112,872
                                                         ----------------------
                                                         ----------------------



CONDENSED STATEMENTS OF INCOME
(in thousands):

                                           YEAR ENDED MARCH 31,
                                       ---------------------------
                                         1996      1995     1994
                                       ---------------------------
Interest income                        $   713   $   675   $   678
Interest expense                            43        --        --
                                       ---------------------------
  Net interest income                      670       675       678
Equity in net income from subsidiaries  13,978    14,058    13,113
Non-interest income                        527       207       146
                                       ---------------------------
                                        15,175    14,940    13,937
Non-interest expenses                      313       265       224
                                       ---------------------------
  Income before income taxes            14,862    14,675    13,713
Income taxes                               355       258       241
                                       ---------------------------
  Net income                           $14,507   $14,417   $13,472
                                       ---------------------------
                                       ---------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- -------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS (in thousands):


                                                            YEAR ENDED MARCH 31,
                                                      -----------------------------
                                                        1996      1995       1994
                                                      -----------------------------
OPERATING ACTIVITIES
 Net income                                           $ 14,507  $ 14,417  $ 13,472
 Adjustments to reconcile net income to net cash
  provided (used) by operating activities:
    Equity in net income of subsidiaries               (13,978)  (14,058)  (13,113)
    Other                                                1,041    (1,161)      163
                                                      -----------------------------
   Net cash provided (used) by operating activities      1,570      (802)      522

INVESTING ACTIVITIES
 Principal collected on mortgage-backed securities         282       232       762
 Purchase of securities available for sale                (887)       --    (7,068)
 Proceeds from sales of securities available for sale    2,619        --     8,185
 Purchase of securities held to maturity                    --      (100)       --
 Net decrease (increase) in loans receivable            (3,683)      170    (1,355)
 Dividends from subsidiary                              13,805    13,802     6,481
 Purchase of real estate held for sale                  (1,875)   (1,655)       --
 Purchase of subsidiary stock                           (2,500)       --        --
                                                      -----------------------------
   Net cash provided in investing activities             7,761    12,449     7,005

FINANCING ACTIVITY
 Increase in other loans payable                         4,998        --        --
 Purchase of treasury stock                            (19,756)   (8,149)  (10,201)
 Exercise of stock options                                 306       266       296
 Cash dividend paid                                     (1,652)   (1,190)   (1,088)
 Repayment of ESOP borrowings                              928       600       600
                                                      -----------------------------
   Net cash used by financing activities               (15,176)   (8,473)  (10,393)
                                                      -----------------------------
   Increase (decrease) in cash and cash equivalents     (5,845)    3,174    (2,866)
 Cash and cash equivalents at beginning of year          7,710     4,536     7,402
                                                      -----------------------------
   Cash and cash equivalents at end of year           $  1,865  $  7,710   $ 4,536
                                                      -----------------------------
                                                      -----------------------------

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
- --------------------------------------------------------------------------------

Board of Directors and Stockholders
Anchor BanCorp Wisconsin Inc.

We have audited the accompanying consolidated balance sheets of Anchor BanCorp Wisconsin Inc. and subsidiaries (the "Corporation") as of March 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Corporation at March 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP

April 24, 1996
Milwaukee, Wisconsin



MANAGEMENT AND AUDIT COMMITTEE REPORT
- --------------------------------------------------------------------------------


Management is responsible for the preparation, content and integrity of the financial statements and all other financial information included in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles.

The Corporation maintains a system of internal controls designed to provide reasonable assurance as to the integrity of financial records and the protection of assets. The system of internal controls includes written policies and procedures, proper delegation of authority, organizational division of responsibilities and the careful selection and training of qualified personnel. In addition, the internal auditors and independent auditors periodically test the system of internal controls.

Management recognizes that the cost of a system of internal controls should not exceed the benefits derived and that there are inherent limitations to be considered in the potential effectiveness of any system. However, management believes that the system of internal controls provides reasonable assurances that financial transactions are recorded properly to permit the preparation of reliable financial statements.

The Audit Committee of the Board of Directors is composed of outside directors and has the responsibility for the recommendation of the independent auditors for the Corporation. The committee meets regularly with the independent auditors and internal auditors to review the scope of their audits and audit reports and to discuss any action to be taken. The independent auditors and the internal auditors have free access to the Audit Committee.


/s/ D. Timmerman                                 /s/ Arlie M. Mucks, Jr.
Douglas J. Timmerman                             Arlie M. Mucks, Jr.
President and Chief Executive Officer            Chairman, Audit Committee


/s/ Michael W. Helser                            April 24, 1996
Michael W. Helser
Treasurer and Chief Financial Officer

CORPORATE INFORMATION
- --------------------------------------------------------------------------------


ANNUAL MEETING OF STOCKHOLDERS The Annual Meeting of Stockholders of Anchor BanCorp Wisconsin Inc. will be held at 2 p.m. on July 23, 1996, at the Holiday Inn-East Towne, 4402 E. Washington Avenue, Madison, WI 53704. All stockholders are cordially invited.

STOCKHOLDER INFORMATION Inquiries regarding account status, dividend payments, stock transfers, lost certificates, change of ownership and change of address should be addressed to the Corporation's transfer agent. Please call or write them at:

  Firstar Trust Company
  Corporate Trust Investor Services Unit
  615 East Michigan
  P.O. Box 2077
  Milwaukee, WI 53201
  (414) 276-3737, or (800) 637-7549

FORM 10-K REPORT Individuals interested in receiving single copies of the Corporation's Annual Report or the Form 10-K for fiscal 1996 as filed with the Securities and Exchange Commission should write to Anchor BanCorp Wisconsin Inc., Investor Relations Department, P.O. Box 8999, Madison, WI 53708-8999.

Securities analysts, portfolio managers and other interested parties seeking information about the Corporation should contact Anchor BanCorp Wisconsin Inc., William Klein, Vice President - Investor Relations, P.O. Box 8999, Madison, WI 53708-8999 or call (608) 252-1810.

COMMON STOCK INFORMATION  Anchor BanCorp Wisconsin Inc.
Trading: NASDAQ Stock Market (OTC), NASDAQ symbol ABCW. The Wisconsin State Journal's abbreviation is AncBWis.
Common shares outstanding at March 31, 1996:  4,934,350
Approximate registered stockholders of record at March 31, 1996:  2,100


The table below show the reported high and low sale prices of common stock and cash dividends paid per share of common stock during the periods indicated in fiscal 1996 and 1995. The data in the table have been adjusted for the five-for-four stock split which was paid on October 27, 1995.

                                         MARKET PRICE       CASH
QUARTER ENDED                          HIGH        LOW    DIVIDEND
- --------------------------------------------------------------------------------

March 31, 1996                       $36.250     $33.250   $0.080
December 31, 1995                     36.250      30.900    0.080
September 30, 1995                    31.400      25.800    0.080
June 30, 1995                         30.200      23.600    0.080

March 31, 1995                        31.000      23.400    0.060
December 31, 1994                     24.200      21.000    0.060
September 30, 1994                    25.600      21.800    0.060
June 30, 1994                         22.200      17.600    0.048

ANCHOR BANCORP WISCONSIN INC. BOARD OF DIRECTORS
- --------------------------------------------------------------------------------


DOUGLAS J. TIMMERMAN                      ARLIE M. MUCKS, JR.
Chairman                                  Special Events Coordinator
Anchor BanCorp Wisconsin Inc.             University of Wisconsin-
Madison, Wisconsin                        Madison, Wisconsin

ROBERT C. BUEHNER                         PAT RICHTER
Former Executive Vice President and       Athletic Director
General Counsel                           University of Wisconsin-
Provident Savings and Loan                Madison, Wisconsin
Retired
Madison, Wisconsin

HOLLY CREMER BERKENSTADT                  BRUCE A. ROBERTSON
Secretary-Treasurer and Director          Former Vice President
Wisconsin Cheeseman, Inc. and             AnchorBank, S.S.B.
President                                 Retired
Scott's, Inc.                             Columbus, Wisconsin
Sun Prairie, Wisconsin

GREG M. LARSON                            DONALD D. KROPIDLOWSKI
President                                 Senior Vice President
Demco, Inc.                               AnchorBank, S.S.B.
Madison, Wisconsin                        Stevens Point, Wisconsin


ANCHOR BANCORP WISCONSIN INC. OFFICERS
- --------------------------------------------------------------------------------

DOUGLAS J. TIMMERMAN
President and
Chief Executive Officer

J. ANTHONY CATTELINO
Vice President and
Secretary


MICHAEL W. HELSER
Treasurer and
Chief Financial Officer

ANCHORBANK, S.S.B.
OFFICE/SUBSIDIARY LOCATIONS
- -------------------------------------------------------------------------------

MADISON OFFICES:

Atwood
2000 Atwood Avenue
Madison, WI  53704
(608) 246-3515

Capitol Square
25 W. Main Street
Madison, WI  53703
(608) 252-8700

Cottage Grove Road
216 Cottage Grove Road
Madison, WI  53716
(608) 221-6550

East Towne
4702 East Towne Blvd.
Madison, WI  53704
(608) 246-3500

Hilldale
302 N. Midvale Blvd.
Madison, WI  53705
(608) 231-5252

Meadowood
5750 Raymond Road
Madison, WI  53711
(608) 275-7979

Monona
6501 Monona Drive
Monona, WI  53716
(608) 221-6555

Sherman Plaza
2929 N. Sherman Avenue
Madison, WI  53704
(608) 246-3505


West Towne
333 S. Westfield Road
Madison, WI  53717
(608) 833-4900

DANE COUNTY OFFICES:

DeForest
601 S. Main Street
DeForest, WI  53532
(608) 846-4701

Middleton
6200 Century Avenue
Middleton, WI  53562
(608) 831-3330

Mount Horeb
300 E. Main Street
Mount Horeb, WI  53572
(608) 437-3011

Oregon
705 N. Main Street
Oregon, WI  53575
(608) 835-5702

Stoughton
1720 Highway 51
Stoughton, WI  53589
(608) 877-4100

Sun Prairie
1516 W. Main Street
Sun Prairie, WI  53590
(608) 837-5181

Verona
420 W. Verona Avenue
Verona, WI  53593
(608) 845-6716

Waunakee
204A-1 S. Century Avenue
Waunakee, WI  53597
(608) 849-5041


SURROUNDING AREA OFFICES:

Boscobel
106 W. Oak Street
Boscobel, WI  53805
(608) 375-5062

Chippewa Falls
302 Bay Street
Chippewa Falls, WI  54729
(715) 723-4414

Columbus
150 N. Ludington Street
Columbus, WI  53925
(414) 623-3140

Delavan
500 E. Walworth Avenue
Delavan, WI  53115
(414) 728-3456

Dodgeville
316 W. Spring Street
Dodgeville, WI  53533
(608) 935-9356

Janesville
100 W. Racine Street
Janesville, WI  53545
(608) 752-7886

Janesville
2215 Holiday Drive
Janesville, WI  53545
(608) 756-2600

Lancaster
708 N. Madison Street
Lancaster, WI  53813
(608) 723-7601

Monroe
1712 12th Street
Monroe, WI  53566
(608) 325-7161

New Glarus
606 Highway 69
New Glarus, WI  53574
(608) 527-5248

Platteville
80 S. Court Street
Platteville, WI  53818
(608) 348-9556

Plover
1101 Post Road
Plover, WI  54467
(715) 345-2370

Prairie du Chien
600 E. Blackhawk Avenue
Prairie du Chien, WI  53821
(608) 326-2444

Richland Center
187 S. Central Avenue
Richland Center, WI  53581
(608) 647-6136

Stevens Point
640 Division Street
Stevens Point, WI  54481
(715) 344-8080

Viroqua
102 S. Rock Avenue
Viroqua, WI  54665
(608) 637-3142

LENDING-ONLY OFFICES:

Appleton
2711 N. Mason Street
Appleton, WI  54914
(414) 733-5554

Lake Geneva
772 Main Street, Suite 204
Lake Geneva, WI  53147
(414) 248-3020

Oshkosh
1775 Witzel Avenue
Oshkosh, WI  54901
(414) 233-4040

SUBSIDIARIES:

ADPC Corporation
25 W. Main Street
Madison, WI  53703
(608) 252-8700

ADPC II LLC
25 W. Main Street
Madison, WI  53703
(608) 252-8700

Anchor Financial Corp.
25 W. Main Street
Madison, WI  53703
(608) 252-8700

Anchor Insurance Services, Inc.
302 N. Midvale Blvd.
Madison, WI  53705
(608) 232-2700

Anchor Investment Corporation
3800 Howard Hughes Parkway,
Suite 1560
Las Vegas, NV  89109
(702) 735-1811

Investment Directions, Inc.
25 W. Main Street
Madison, WI  53703
(608) 252-8700

                                     [LOGO]